    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 2002


                           REGISTRATION NO. 333-91968

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          -----------------------------


                          PRE-EFFECTIVE AMENDMENT NO. 2


                                  TO FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                     CARACO PHARMACEUTICAL LABORATORIES LTD.
              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


            MICHIGAN                               2834                       38-2505723
(State or other jurisdiction of       (Primary Standard Industrial         (I.R.S. Employer
 incorporation or organization)        Classification Code Number)         Identification No.)

                1150 ELIJAH MCCOY DRIVE, DETROIT, MICHIGAN 48202
                                 (313) 871-8400
          (Address and telephone number of principal executive offices)

                         ------------------------------

                             MR. NARENDRA N. BORKAR
                             CHIEF EXECUTIVE OFFICER
                1150 ELIJAH MCCOY DRIVE, DETROIT, MICHIGAN 48202
                                 (313) 871-8400
            (Name, address and telephone number of agent for service)

                          -----------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

                                  FRED B. GREEN
                          BODMAN, LONGLEY & DAHLING LLP
           34TH FLOOR, 100 RENAISSANCE CENTER, DETROIT, MICHIGAN 48243
                            TELEPHONE: (313) 392-1056
                            FACSIMILE: (313) 393-7579

                          -----------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: from time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.


                 Subject to Completion, dated October 4, 2002.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                                5,000,000 SHARES

                                  COMMON STOCK

                     CARACO PHARMACEUTICAL LABORATORIES LTD.

         Of the 5,000,000 shares of common stock, no par value offered hereby, 4,365,000 shares are being sold by Caraco Pharmaceutical Laboratories Ltd. and 635,000 shares are being sold by certain of our shareholders (the "Selling Shareholders"). We will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

         Our common stock is listed on the OTC Bulletin Board under the symbol "CARA." On July 1, 2002, the last reported sale price of our common stock on the OTC Bulletin Board was $3.03.

         SEE "RISK FACTORS" ON PAGES 4 TO 11 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------- -------------------------- ----------------------------------
                               Price to Public(i)           Proceeds to Caraco (ii)
--------------------------- -------------------------- ----------------------------------
Per Share.......                        $                              $
--------------------------- -------------------------- ----------------------------------
Total Minimum...                        $                              $
--------------------------- -------------------------- ----------------------------------
Total Maximum...                        $                              $
--------------------------- -------------------------- ----------------------------------

(i) This is the price offered by Caraco. Selling Shareholders will sell their shares at the then market prices or negotiated prices.


(ii) Before deducting offering expenses payable by Caraco estimated to be $66,394.



         This is a best-efforts, minimum-maximum offering by us. There is no minimum number of shares that must be sold by the Selling Shareholders. Our officers and selected brokers and dealers, if any, must sell a minimum offering of 100,000 shares (the "Minimum Offering"). Funds received from subscribers from the sale of our common stock will be held in escrow by Bank One, Michigan. Unless collected funds sufficient to purchase at least the Minimum Offering of our shares are received by the escrow agent from accepted subscribers within 90 days from the date of commencement of the offering, all purchase payments for such shares will be returned in full to subscribers, without interest or deduction. We may, however, extend the offering, in our sole discretion, for an additional 90 days. If the Minimum Offering is sold within the foregoing period, our offering may continue until the remaining shares are sold or ___________, 2003, whichever occurs first. However, we may terminate our offering at any earlier time if we choose to do so.


                       PROSPECTUS DATED ___________, 2002

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.................................................................................................................1
   The Company.....................................................................................................................1
   Recent Developments.............................................................................................................2
   The Offering....................................................................................................................2
   Offices and Websites............................................................................................................3
RISK FACTORS.......................................................................................................................4
   Risks Relating to Our Company...................................................................................................4
   Risks Relating to Our Industry..................................................................................................8
   Risks Relating to this Offering and Our Common Stock............................................................................8
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS........................................................................12
PLAN OF DISTRIBUTION..............................................................................................................13
   Sales by Caraco................................................................................................................13
   Sales by Selling Shareholders..................................................................................................14
SELLING SHAREHOLDERS..............................................................................................................16
USE OF PROCEEDS...................................................................................................................16
DIVIDEND POLICY...................................................................................................................17
PRICE RANGE OF COMMON STOCK.......................................................................................................17
SELECTED FINANCIAL DATA...........................................................................................................18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............................................19
   Overview.......................................................................................................................19
   FDA compliance and product approvals...........................................................................................19
   Liquidity and Capital Resources................................................................................................23
   Future Outlook.................................................................................................................24
BUSINESS..........................................................................................................................25
   Overview of the Generic Drug Industry..........................................................................................26
   Caraco's Products and Product Strategy.........................................................................................26
   Hexal-Pharma GmbH & Co., KG....................................................................................................26
   Clonmel Chemicals Co., Ltd. (Ireland)..........................................................................................27
   Sun Pharmaceutical Industries Limited..........................................................................................27
   Marketing......................................................................................................................28
   Sales and Customers............................................................................................................29
   Research and Development.......................................................................................................29
   Regulation.....................................................................................................................30
   Suppliers and Materials........................................................................................................32
   Competition....................................................................................................................33
   Employees......................................................................................................................33
   Product Liability and Insurance................................................................................................33
   Property and EDC Financing.....................................................................................................34
   The Facility...................................................................................................................35
   Executive Officers and Directors...............................................................................................35
   Board Committees...............................................................................................................36
   Director Compensation..........................................................................................................37
   Executive Compensation.........................................................................................................37

   Option Grants in Last Fiscal Year..............................................................................................38
   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values..............................................38
   Employment Agreements..........................................................................................................39
   Change in Control Arrangements.................................................................................................40
   Stock Option Plans.............................................................................................................40
   1999 Equity Participation Plan.................................................................................................41
   Other Options..................................................................................................................42
   Transactions of Directors, Executive Officers and Certain Beneficial Holders of Caraco.........................................42
   Security Ownership of Certain Beneficial Owners................................................................................43
   Security Ownership of Management and Directors.................................................................................43
DESCRIPTION OF CAPITAL STOCK......................................................................................................45
   Authorized Shares..............................................................................................................45
   Common Stock...................................................................................................................45
   Preferred Stock................................................................................................................46
   Options........................................................................................................................46
   Registration Rights............................................................................................................46
   Anti-Takeover Provisions of Michigan Law and our Articles of Incorporation.....................................................47
   Limitation on Liability of Directors and Indemnification.......................................................................48
   Transfer Agent and Registrar...................................................................................................49
LEGAL MATTERS.....................................................................................................................49
EXPERTS...........................................................................................................................49
WHERE YOU CAN FIND MORE INFORMATION...............................................................................................49
UNAUDITED FINANCIAL STATEMENTS...................................................................................................F-1
FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT............................................................................F-7

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND THE RELATED NOTES.

THE COMPANY

         We are a Michigan corporation, incorporated in 1984, engaged in the business of developing, manufacturing and marketing generic drugs for prescription and non-prescription markets. Operations are conducted in an approximately 72,000 square foot facility, which was designed and constructed to our specifications and completed in 1992. The facility contains our production, packaging, research and corporate offices, all located on a 4-acre site.

         Our present product portfolio includes 13 prescription products in 22 strengths in 44 package sizes. The products and their use for the indications are set forth in the table below:

            GENERIC NAME                              PURPOSE

            Guaifenesin LA                            Decongestant
            Metroprolol Tartrate                      Hyper-Tension
            Miraphen PSE                              Decongestant
            Paromomycin Sulfate                       Antibacterial
            Salsalate                                 Decongestant
            CMT                                       Arthritis/NSAID
            Guai/DM                                   Decongestant
            Clonazepam                                Seizure, Panic Disorders
            Flurbiprofen                              Arthritis/NSAID
            Carbamazepine                             Epilepsy
            Oxaprozin                                 Rheumotoid Disease
            Metformin Hydrochloride                   Diabetes
            Tramadol Hydrochloride                    Analgesic

         A significant source of our funding has been from private placement offerings and loans. In 1991, we received a $9.1 million loan from the Economic Development Corporation of the City of Detroit ("EDC"). Sun Pharmaceutical Industries Limited, a specialty pharmaceutical corporation organized under the laws of India ("Sun Pharmaceutical") which beneficially owns 46.3% of our outstanding shares, has contributed in 1997 and 1998 a total of $7.5 million to us for the purchase of 5.3 million shares of common stock, has current loans outstanding to us of approximately $9.7 million and has assisted us in obtaining line of credit loans, by acting as guarantor, in the amount of $17.5 million.

         We market our products through wholesale buying groups, distributors and mail order companies. As a result, our product line is now represented in major drug wholesalers, such as the McKesson Corporation, Amerisource Bergen and Cardinal Health.

RECENT DEVELOPMENTS

         During the last two quarters of 2001, the Food and Drug Administration, (the "FDA") approved 3 of our Abbreviated New Drug Applications ("ANDA" or "ANDAs"). During the first six months of 2002, the FDA approved 3 additional ANDAs.


         During the first six months of 2002, we filed a total of 2 ANDAs with the FDA. We have 6 currently pending ANDAs with the FDA. Some of these ANDAs, we believe, will be approved by 2002 year-end.


         During the first quarter of 2002, we received an increase of $2.5 million in our term loan from the Bank of Nova Scotia, bringing the total term loan to $12.5 million.

         In addition, during the first six months of 2002, we have completed a private placement of 635,000 shares of common stock resulting in aggregate net proceeds to us of $1,692,000.

         For the six months ended June 30, 2002, we recorded net sales of $8,929,408 as compared to $1,867,330 during the same period of 2001, an increase of almost 478%. For the quarter ended June 30, 2002, we recorded net sales of $5,627,449 as compared to $924,552 for the same period of 2001, an increase of 608%. During the six months ended June 30, 2002, the net loss, after a non-cash expenditure of $1,251,200 for technology transfer cost, was $587,400 as compared to a net loss of $3,606,783 during the same period of 2001, which did not have any non-cash technology transfer cost. For the quarter ended June 30, 2002, the net loss was $68,157 as compared to a net loss of $1,953,291 for the same quarter of 2001.

THE OFFERING


Common Stock Offered by Caraco...........      4,365,000 Shares

Minimum Offering by Caraco...............      Until a minimum of 100,000 shares are sold (the "Minimum Offering"), all proceeds will be deposited into escrow. If the Minimum Offering is not sold within 90 days from the commencement of the offering, all purchase payments for such shares will be returned in full to subscribers, without interest or deduction. We may, however, extend the offering, in our sole discretion, for an additional 90 days. If the
                                               Minimum Offering is sold within the foregoing period, our offering may continue until the remaining shares are sold or ________, 2003, whichever occurs first.

Type of Offering by Caraco...............      The shares will be offered on a best  efforts  basis by our  officers  who will not receive any commissions or remuneration  for selling  shares.  In addition,  shares may also be offered through brokers or dealers who may receive  compensation in the form of commissions and fees not to exceed 8% of the selling price of the shares.

Common Stock Offered by the Selling
Shareholders.............................      635,000 Shares

Common Stock to be Outstanding after the       26,188,818 Shares. This amount is based upon shares outstanding as of June 30, 2002
Offering.................................      and excludes 3,276,627 shares issuable upon the exercise of outstanding options and the conversion of preferred stock and the issuance to Sun Pharmaceutical of additional shares for product technology transfers.

Use of Proceeds by Caraco................      Caraco will not receive any of the proceeds from the sale of shares by the Selling
                                               Shareholders. The net proceeds from our sale of common stock will be used for capital improvements, research and development, for working capital and debt repayment. See "Use of Proceeds."

OTC Bulletin Board Quotation Symbol......      CARA
Risk Factors.............................      You should read the "Risk Factors" section as well as the other cautionary statements throughout the entire prospectus, so that you understand the risks associated with an investment in our securities.




OFFICES AND WEBSITES

         Our principal executive offices are located at 1150 Elijah McCoy Drive, Detroit, Michigan 48202, and our telephone number is (313) 871-8400. Our main website is located at www.caraco.com. The information on our website is not a part of this prospectus.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus, including the section entitled "Cautionary Statement Concerning Forward-looking Statements" before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline and you may lose part or all of your investment. These risks and uncertainties described below are not the only ones facing Caraco. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

RISKS RELATING TO OUR COMPANY

WE HAVE A HISTORY OF OPERATING LOSSES.

         We commenced manufacturing and sales operations in 1992. Since that time, we have sustained substantial operating losses. For the year ended December 31, 2001, our net sales were $5,922,431 and our net losses were $5,757,463 compared to $2,377,546 and $7,622,708 respectively, for 2000. As of
December 31, 2001, we had a shareholders' deficit of $22,945,249. In addition, we are highly leveraged. At December 31, 2001, we had total liabilities of $34,455,205. Further, net sales for the six months ended June 30, 2002 and 2001 were $8,929,408 and $1,867,330, respectively. The net losses for the six months ended June 30, 2002 and 2001 were $587,400 and $3,606,783, respectively. At June 30, 2002, we had total liabilities of $37,647,438. At June 30, 2002, we had negative working capital of $3,484,736 compared with a negative working capital of $8,897,985 at the corresponding period of 2001. The negative working capital positions as of June 30, 2002 and 2001, respectively were mainly due to the classification of the entire balance of the EDC debt and related accrued interest as current until the anticipated renegotiation of the repayment terms is completed, of which there is no assurance. The notes to the financial statement provide as follows about us (the "Corporation"): "Realization of a major portion of its assets is dependent upon the Corporation's ability to meet its future financing requirements and the success of future operations, the outcome of which cannot be assured. These factors raise concern about the Corporation's ability to continue as a going concern in the absence of sufficient additional funds, the achievement of profitable operations, and the sustained financial and operating support from Sun Pharmaceutical." There can be no assurance that we will be able to raise additional capital or increase our sales significantly or achieve profitability. Over the near term, we will be required to increase our product portfolio. Our ability to achieve profitability is dependent upon our ability to develop products which are commercially viable, obtain regulatory approvals for those products and to manufacture and market them successfully. To date, we have received limited revenues from the sales of pharmaceutical products and although we believe that our expanded product line and plans to enhance revenue and attain efficiencies of scale will cause us to achieve profitability in 2003, there is no assurance when, if ever, we will generate significant revenues or achieve profitability. Actual results may differ materially from those expected by us.

WE ARE CURRENTLY IN DEFAULT OF OUR LOAN OF APPROXIMATELY $8.0 MILLION FROM THE ECONOMIC DEVELOPMENT CORPORATION OF THE CITY OF DETROIT (THE "EDC").


         We have been in default on our loan from the EDC since February 1999. As of June 30, 2002, our note payable to the EDC is approximately $7.8 million. The entire note is classified as a current obligation. We are and have been negotiating with the EDC to restructure our loan and extend the repayment schedule. While recent informal contacts with the EDC lead us to believe that the EDC will extend the repayment schedule, the final decision rests with Detroit's City Council. There is no assurance that the EDC will accept our current proposal to restructure the loan and/or that if the EDC accepts our proposal that Detroit's City Council will approve the EDC's recommendation. Since February 1999, we have been making monthly payments to the EDC of $100,000, currently aggregating through June 2002, $4.1 million. Such payments, however, have not brought us current in our obligations to the EDC and such payments are being made without prejudice to the rights of the EDC to exercise all revenues available to the EDC for failure to make the scheduled payments. It is our intent to continue to make the $100,000 monthly payments to the EDC, again, without prejudice to the rights of the EDC. The EDC loan is a first priority mortgage lien against our facility. In addition, the EDC has a continuing recurring interest in all of our assets, accounts and equipment, ANDAs and in the formula for the products provided to us by Sun Pharmaceutical. If the EDC were to exercise its rights and accelerate the repayment of the entire loan, it would have a material adverse effect on operations, however, we may determine to use all or a portion of the net proceeds from this offering to repay all or a portion of the EDC loan. See "Use of Proceeds."


WHILE SUN PHARMACEUTICAL HAS PROVIDED SIGNIFICANT SUPPORT TO US, IT IS UNDER NO LEGAL OBLIGATION TO CONTINUE TO DO SO.


         Since its acquisition of a major portion of our common stock in August 1997, Sun Pharmaceutical has made a significant investment in Caraco through $7.5 million in capital contributions, $9.7 million in currently outstanding loans and $17.5 million in guarantees of loans. As of June 30, 2002, Sun Pharmaceutical beneficially owns approximately 46.3% of our outstanding shares. Sun Pharmaceutical, however, is not legally obligated to continue to fund our operations. While management believes that because of Sun Pharmaceutical's substantial investment in Caraco, Sun Pharmaceutical has sufficient economic incentive to continue to assist us in developing our business and while Sun Pharmaceutical has expressed an attempt to continue to support our operations in 2002, as it has done in the past, there can be no assurance that such support will, in fact continue for a period of time sufficient to ensure our ultimate business success. Sun Pharmaceutical is subject to the prevailing regulatory process in India and may be constrained from fully pursuing its business interests outside of India. If we are unable to successfully raise capital and Sun Pharmaceutical does not or is not able to continue to fund our operations, it will have a material adverse effect on our operations, including the suspension of Sun Pharmaceutical's obligations to deliver products to us under its agreement with us.


WE ARE MAKING THE CURRENT OFFERING TO FUND AN EXPANSION OF OUR OPERATIONS BUT WE MAY BE UNABLE TO RAISE SUCH FUNDS.

         This offering is being made in order to provide us with sufficient funds to grow our business. The funds are intended to be used for capital improvements, research and development expenses, working capital needs and debt repayment. We cannot be certain, however, that this offering will be successful or that any other financing will be available when needed. As disclosed under "Use of Proceeds" below, if the Minimum Offering is subscribed, it is anticipated that the net proceeds will be used for the research and development expenses of one bioequivalency study for one new product. If we fail to raise any additional financing or only achieve the Minimum Offering, it will have the effect of delaying, suspending or terminating part of our product development programs and inhibiting our flexibility to make debt repayments. There is no certainty that Sun Pharmaceutical will be able to support us at such time. See immediately preceding risk factor. We believe that we will have sufficient cash flow, however, to continue current operations.

OUR OBJECTIVE IS TO DEVELOP 3 TO 6 NEW PRODUCTS FOR FILING WITH THE FDA PER YEAR AND TO INTRODUCE 3 TO 4 PRODUCTS INTO THE MARKETPLACE EACH YEAR.

         Our future results of operations depend, to a significant extent, upon our ability to select, successfully manufacture and market commercially viable generic pharmaceutical products. Research and development is time consuming and costly, and there is no assurance that bioequivalency studies of such products will be successful. Even if successful, we must then obtain regulatory approval from the FDA for each product that we intend to commercialize. The granting of approvals by the FDA for generic pharmaceuticals has been subject to substantial delays and rigorous scrutiny. Moreover, we are subject to periodic inspection of our facilities and operations and testing of our products by the FDA. In April 2001, we completed an FDA inspection and were found to be substantially compliant in good manufacturing practices. For the period March 1999 to April 2001, however, we were not substantially compliant. Until we corrected the situation by, among other things, hiring an FDA consulting firm and new personnel to head the areas of quality control, quality assurance and regulation, the FDA did not grant approval of any then pending ANDAs, our research and development activities and development of new products were significantly reduced, our revenues were significantly reduced and we had to borrow funds to meet our cash flow requirements. The federal government has extensive enforcement powers over pharmaceutical manufacturers, including the power to seize products, to prohibit product sales and to halt operations. Any manufacturer failing to comply with FDA requirements would be unable to obtain approvals for the introduction of new products. We cannot predict the extent to which we may be affected by legislative and regulatory developments concerning our products or the healthcare field generally. Should regulatory compliance issues arise or regulatory changes occur, our business could be adversely affected. Even if we are successful in getting our products approved by the FDA, there is no assurance that we will be able to successfully produce and market such products. See discussion of competition below.

SUN PHARMACEUTICAL MAY HAVE CONFLICTS OF INTEREST WITH RESPECT TO ITS TRANSACTIONS WITH CARACO.


         Sun Pharmaceutical beneficially owns approximately 46.3% of the currently outstanding shares of Caraco. Four of the eight members of the Board of Directors of Caraco are affiliated with Sun Pharmaceutical. The Chief Executive Officer of Caraco is affiliated with Sun Pharmaceutical and the Chief Operating Officer of Caraco was formerly employed by Sun Pharmaceutical. As a result, Sun Pharmaceutical is subject to a number of conflicts of interests. Sun Pharmaceutical is engaged in the same business as Caraco and there may be conflicts in determining which products to transfer to Caraco pursuant to its products agreement and which to keep, and how much to charge for active raw materials it sells to Caraco. We are also considering manufacturing on a contract basis certain products of which the technology and ownership would belong to Sun Pharmaceutical. There may also be conflicts in determining when and how its loans to Caraco shall be repaid, whether to continue to perform research at its Mumbai facility on behalf of Caraco, and whether and how much it shall fund Caraco's operations and which Sun Pharmaceutical employees, if any, it determines to transfer to Caraco. Although Caraco and Sun Pharmaceutical attempt, to the extent possible, to avoid conflicts by causing Caraco directors who are affiliated with Sun Pharmaceutical to abstain from voting on matters in which Sun Pharmaceutical is an interested party, and requiring all business relationships to be on terms no less favorable than with unaffiliated parties, such requirements will not necessarily deter Sun Pharmaceutical from taking actions it believes are in Sun Pharmaceutical's best interests but which may be detrimental to Caraco. This could include keeping products with a greater potential for itself. It could also include situations in which, although other shareholders believe it would be advantageous for Caraco to take certain actions, for example, a merger or sale of significant assets, Sun Pharmaceutical would not agree and would block it. Caraco believes, that with respect to most matters, Sun Pharmaceutical's substantial investment in Caraco will provide it with an economic incentive to assist Caraco and to favor arrangements which are beneficial to both Sun Pharmaceutical and Caraco.

THE PAYMENT OF SHARES OF COMMON STOCK TO SUN PHARMACEUTICAL IN EXCHANGE FOR THE PRODUCTS IT TRANSFERS TO CARACO MAY SIGNIFICANTLY INCREASE RESEARCH AND DEVELOPMENT EXPENSES AND THEREBY REDUCE EARNINGS.


         Pursuant to its products agreement with Caraco, which expires in August 2002, Sun Pharmaceutical transfers technology to Caraco. See the risk factor immediately below for a discussion of the expiration of the products agreement. Sun Pharmaceutical receives 544,000 shares for each ANDA product transferred and 181,333 shares for each DESI (Drug Efficacy Study Implementation) product transferred. The value of the shares issued to Sun Pharmaceutical for the transfer of the products are included in research and development expenses. Depending on the number of products transferred and the price attributable thereto, the issuance of common stock to Sun Pharmaceutical could cause Caraco's research and development expenses to increase to an amount which would significantly decrease profit or create a loss. Sun Pharmaceutical is entitled to have the shares transferred at such time as it transfers a DESI or at such time as the product passes the applicable bioequivalency study or studies or, if no such studies are required for submission of an ANDA with respect to the product, then the shares will be due upon the FDA's granting approval of an ANDA with respect to such product. Accordingly, shares can be earned by Sun Pharmaceutical even if the product is not successfully produced and marketed.


THE PRODUCTS AGREEMENT BETWEEN US AND SUN PHARMACEUTICAL EXPIRES IN AUGUST 2002 AND THERE IS NO ASSURANCE IT WILL BE EXTENDED.


         The products agreement between us and Sun Pharmaceutical expires in August 2002. See "Business - Sun Pharmaceutical Industries Limited" below for more detailed information about the products agreement. We are currently attempting to renegotiate and extend the term of the products agreement. The terms of any renegotiated products agreement are not known at this time. There is also no assurance that the products agreement will be successfully renegotiated and/or extended.


CLAIMS BY OTHERS THAT OUR PRODUCTS INFRINGE THEIR PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         The pharmaceutical industry has been characterized by frequent litigation by patent and other intellectual property rights. Any claims of patent infringement would be time-consuming and could likely result in costly litigation, divert the time and attention of our technical personnel and management and cause product development delays. An adverse determination in a judicial or administrative proceeding could prevent us from developing, manufacturing and selling some of our products, which could harm our business, financial condition and operating results. There is no such litigation currently pending against us.

PRODUCT LIABILITY CLAIMS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.


         The design, development and manufacture of pharmaceutical products involve an inherent risk of product liability claims and associated adverse publicity. Subsequent to the introduction of a product or with respect to new products under development, there may occur adverse drug reactions which were not identified prior thereto which could have a material adverse effect on our sales of such products. Insurance coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms. Although we currently maintain liability insurance for all of our products, in the amount of up to $10 million per incident and in the aggregate, there can be no assurance that the coverage limits of our insurance policies will be adequate. Claims brought against us, whether fully covered by insurance or not, could have a material adverse affect upon us.

RISKS RELATING TO OUR INDUSTRY

BECAUSE OUR INDUSTRY IS VERY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE SUBSTANTIALLY GREATER CAPITAL RESOURCES AND MORE EXPERIENCE IN RESEARCH AND DEVELOPMENT, MANUFACTURING AND MARKETING THAN US, WE MAY NOT SUCCEED IN DEVELOPING OUR PROPOSED PRODUCTS AND BRINGING THEM TO MARKET.

         Competition in the pharmaceutical industry is intense. Potential competitors in the United States are numerous and most have substantially greater capital resources and more experience in research and development, manufacturing and marketing than us. We believe that our primary competitors are EON Labs, Inc., Ivax Pharmaceuticals, Inc., Mylan Laboratories, Inc. and Taro Pharmaceutical Industries, Ltd. Because selling prices of generic drug products typically decline as competition intensifies, the achievement of profitable operations will be dependent, in part, on our ability to maintain efficient production capabilities and to develop and introduce, or to obtain access through strategic alliances with others, new products in a timely manner. New drugs or future developments in alternative drug development technologies may provide therapeutic or cost advantages to competing products. There can be no assurance that developments by others will not render our products or technologies non-competitive or obsolete.

WE ARE DEPENDENT UPON KEY PERSONNEL, MANY OF WHOM WOULD BE DIFFICULT TO REPLACE.

         Our success will be largely dependent upon the efforts of Narendra N. Borkar, our Chief Executive Officer and Jitendra N. Doshi, our Chief Operating Officer. We are not the stated beneficiary of key person life insurance on any of our key personnel. Our future success also will depend in large part on our ability to identify, attract and retain other highly qualified managerial, technical and sales and marketing personnel. Competition for these individuals is intense. The loss of the services of any of our key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring qualified personnel, could make it more difficult for us to manage our business and meet key objectives, such as the timely introduction of our proposed products, which would harm our business, financial condition and operating results.

RISKS RELATING TO THIS OFFERING AND OUR COMMON STOCK

BECAUSE OUR COMMON STOCK IS QUOTED ON THE OTC BULLETIN BOARD, YOUR ABILITY TO SELL YOUR SHARES IN THE SECONDARY TRADING MARKET MAY BE LIMITED.

         Our common stock currently is quoted on the over-the-counter market on the OTC Bulletin Board. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was quoted on the Nasdaq Stock Market or traded a national securities exchange, like the New York Stock Exchange or American Stock Exchange.

BECAUSE OUR SHARES ARE "PENNY STOCKS," YOU MAY HAVE DIFFICULTY SELLING THEM IN THE SECONDARY TRADING MARKET.

         Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called "penny stocks," which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Since our common stock currently is quoted on the OTC Bulletin Board at less than $5.00 per share, our common stock is a "penny stock" and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

         In addition, because our common stock is not listed on Nasdaq or any national securities exchange and currently trades at less than $5.00 per share, trading in our common stock is subject to Rule 15g-9 under the Exchange Act. Under this rule, broker-dealers must take certain steps prior to selling a "penny stock," which steps include:

     -   obtaining financial and investment information from the investor;

     - obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

     - providing the investor a written identification of the shares being offered and the quantity of the shares.

         If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for the broker-dealers to sell our common stock and our stockholders, therefore, may have difficulty in selling their shares in the secondary trading market.

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET, INCLUDING THE SHARES OFFERED UNDER THIS PROSPECTUS AND UNDER OTHER REGISTRATION STATEMENTS, COULD LOWER OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

         Future sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus and under other registration statements, or the perception that such sales could occur, could aversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities.

OUR STOCK PRICE MAY BE VOLATILE AND YOUR INVESTMENT IN OUR COMMON STOCK COULD SUFFER A DECLINE IN VALUE.

         Our common stock is quoted on the OTC Bulletin Board. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

     -   progress of our products through the regulatory process;

     - announcements of technological innovations or new products by us or our competitors;

     - government regulatory action affecting our products or our competitors' products;

     -   developments or disputes concerning patent or proprietary rights;

     -   actual or anticipated fluctuations in our operating results;

     -   changes in our financial estimates by securities analysts;

     - general market conditions for emerging growth and pharmaceutical companies;

     -   broad market fluctuations; and

     -   economic conditions in the United States.

         During the last two years, July 1, 2000 through June 30, 2002, the closing sales price of our stock has ranged from $0.20 to $4.65.

PROVISIONS IN OUR CHARTER DOCUMENTS AND MICHIGAN LAW COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

         Provisions of our articles of incorporation and bylaws, as well as provisions of Michigan law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions include:

     - our Board of Directors has the authority to issue common stock and preferred stock and to determine the price, rights and preferences of any new series of preferred stock without further shareholder approval;

     - our Board of Directors is divided into three classes, with each class serving staggered three-year terms;

     - super majority voting is required to amend key provisions of our articles of incorporation and bylaws;

     -   there are limitations on who can call special meetings of shareholders;
         and

     - in order to nominate a director or make a proposal at a shareholders' meeting, a shareholder must give us advance notice.

         We refer you to "Description of Securities - Anti-Takeover Provisions of Michigan Law and our Articles of Incorporation" for more information on the specific provisions of our articles of incorporation, our bylaws and Michigan law that could discourage, delay or prevent a change of control of our company.

SUN PHARMACEUTICAL AND ITS AFFILIATES AND OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SUFFICIENT NUMBER OF SHARES OF OUR CAPITAL STOCK TO CONTROL OUR COMPANY, WHICH COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

         Sun Pharmaceutical and its affiliates and our directors and executive officers currently own or control approximately 62.5% of our outstanding voting power. This percentage excludes the effect of shares issuable upon the exercise of outstanding options and the conversion of preferred stock and the issuance of any additional shares to Sun Pharmaceutical for product technology transfers. Accordingly, these shareholders, individually and as a group, may be able to influence the outcome of shareholder votes, involving votes concerning the election of directors, the adoption or amendment of provisions in our articles of incorporation and bylaws and the approval of certain mergers or other similar transactions, such as a sale of substantially all of our assets. Such control by existing shareholders could have the effect of delaying, deferring or preventing a change in control of our company.

PURCHASERS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF THEIR INVESTMENT.

         We expect that the public offering price per share will significantly exceed the net tangible book value per share of the outstanding common stock. Accordingly, purchasers of common stock in this offering will:

     - pay a price per share that substantially exceeds the value of our assets after subtracting our liabilities; and

     - assuming a purchase price of $3.00 per share, contribute approximately 27.4% of the total amount to fund us to date, but will only own approximately 16.7% of the shares outstanding. The shares outstanding exclude shares issuable upon the exercise of outstanding options and the conversion of preferred stock and the issuance of any additional shares to Sun Pharmaceutical for product technology transfers.

EXERCISE OF OUTSTANDING OPTIONS AND CONVERSION OF CONVERTIBLE PREFERRED STOCK WILL DILUTE EXISTING SHAREHOLDERS AND COULD DECREASE THE MARKET PRICE OF OUR COMMON STOCK.

         As of June 30, 2002, we had issued and outstanding 21,823,818 shares of common stock and outstanding options and convertible preferred stock to purchase 3,276,627 additional shares of common stock at an average exercise price of approximately $1.87 per share. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors in this offering. The existence of the outstanding options and convertible preferred stock may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital.

WE LIKELY WILL ISSUE ADDITIONAL EQUITY SECURITIES WHICH WILL DILUTE YOUR SHARE OWNERSHIP.

         We likely will issue additional equity securities through the exercise of options that are outstanding or may be outstanding and possibly to raise capital. These additional issuances will dilute your share ownership.

WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS IN THE FORESEEABLE FUTURE AND, THEREFORE, ANY RETURN ON YOUR INVESTMENT IN OUR COMMON STOCK MUST COME FROM INCREASES IN THE FAIR MARKET VALUE AND TRADING PRICE OF OUR COMMON STOCK.

         We have never paid a cash dividend. We do not intend to pay cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock. Further, the EDC loan restricts the payment of dividends without its consent and the terms of the outstanding Series A preferred stock restrict the payment of dividends on the common stock until all dividends payable on the Series A preferred stock have been paid in full. At this time, we owe the Series A preferred stock cumulative dividends of $330,000 as of June 30, 2002.

MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF PROCEEDS OF THIS OFFERING AND COULD SPEND OR INVEST THE NET PROCEEDS IN WAYS IN WHICH THE SHAREHOLDERS MAY NOT AGREE.

         We expect to use most of the net proceeds from this offering for expenses related to capital improvements, research and development and working capital purposes. As noted, we could also decide to pay off all or part of the EDC debt. Our management has broad discretion as to the use of proceeds of this offering and could spend or invest the net proceeds from this offering in ways in which the shareholders may not agree.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements concerning our financial condition, results of operations and business, the anticipated financial and other benefits of this offering and the plans and objectives of our management following this offering, including, without limitation, statements pertaining to:

     -   our anticipated future profitability;

     -   our need to raise additional capital through future equity financings;

     -   our spending capital on research and development of new products;

     -   our expectations of future FDA approvals of pending ANDAs;

     -   our expectations of introducing new products into the marketplace;

     - our existing cash and any net proceeds from this offering and whether and how long these funds will be sufficient to fund our operations;

     -   restructuring of the EDC loan; and

     -   renegotiation of our products agreement with Sun Pharmaceutical.

         These and other forward-looking statements are primarily in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Generally, you can identify these statements because they use phrases like "anticipates," "believes," "expects," "future," "intends," "plans," and similar terms. These statements are only predictions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen. You should not place undue reliance on these forward-looking statements which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, among others, the risks we face as described in the section entitled "Risk Factors" and elsewhere in this prospectus.

         Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustment; (ii) variations in quantity results; (iii) lack of success in obtaining additional financing; (iv) lack of success in amending the EDC Agreement; (v) governmental restrictions on the sale of certain products; (vi) obtaining FDA approvals; (vii) lack of successful manufacturing and marketing of commercially viable products on a timely basis; (viii) dependence on key personnel; (ix) development by competitors of new or superior products or new technology for the production of products or the entry into the market of new competitors; (x) integrity and reliability of our data; (xi) lack of success in attaining full compliance with regard to regulatory and cGMP compliance; (xii) lack of success in renegotiating our products agreement with Sun Pharmaceutical; and (xiii) other risks identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission.

         We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and other statements made from time to time from us or our representatives, might not occur. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                              PLAN OF DISTRIBUTION

SALES BY CARACO

         We are offering the shares on a "best efforts minimum-maximum" basis directly through our officers, who will not receive any commissions or other remuneration of any kind for selling shares in this offering, other than reimbursement of offering expenses incurred by them. This offering is a self underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this prospectus. We may sell shares directly by us and/or we may offer the shares through brokers or dealers, who may receive compensation in the form of commissions. We do not currently have any understandings or arrangements with any person to act as a broker or dealer in this offering. Any broker or dealer that participates in the distribution of shares may be deemed to be an underwriter, and any profits on the sale of the shares by any such broker or dealer and any commissions received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act of 1933, as amended (the "Securities Act"). If one or more brokers or dealers are engaged, the total commission and fees paid to such brokers and dealers in connection with the sale of the shares offered under this prospectus will not exceed 8% of the selling price of the shares.

         The shares may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states. To comply with the securities laws of certain jurisdictions, as applicable, the shares may be required to be offered and sold only through registered or licensed brokers or dealers. If such brokers or dealers are engaged, the total commission and fees paid to such brokers and dealers in connection with the sale of shares will not exceed 8% of the selling price of the shares.

         Until 100,000 shares (the "Minimum Offering") have been sold, all funds received from subscribers for our common stock will be held in escrow by Bank One, Michigan, as escrow agent, pursuant to an agreement with the escrow agent. Pending disbursement, subscription proceeds will be deposited in a non-interest bearing account. All funds received after the Minimum Offering has been obtained, will be deposited directly with us for immediate use.


         Unless collected funds sufficient to purchase at least the Minimum Offering are received by the escrow agent from accepted subscribers within 90 days from the date of commencement of the offering, the offering will terminate and all funds received from subscribers will be promptly returned in full by the escrow agent directly to subscribers, without interest or deduction, as provided in the escrow agreement. We may, however, extend the offering, in our sole discretion, for an additional 90 days. Provided that at least 100,000 shares of common stock are sold within the foregoing period, we may continue to offer our common stock for sale until 4,365,000 shares are sold or _________, 2003, whichever occurs first. However, we may terminate our offering at any earlier time if we choose to do so. For services performed by it pursuant to the escrow agreement, we will pay to the escrow agent fees in the amount of $1,500.

         To purchase common stock in this offering, a prospective investor must
(1) complete and sign a subscription agreement and any other documents that we may require and (2) deliver such documents, together with payment in an amount equal to the full purchase price of the shares of common stock being purchased, to the officer or broker or dealer, as applicable. Until the Minimum Offering is sold, checks should be made payable to "Bank One, Michigan, Escrow Agent." After the Minimum Offering, checks should be made payable directly to "Caraco." WE WILL DETERMINE, IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT SUBSCRIPTIONS WITHIN FIVE DAYS FOLLOWING THEIR RECEIPT. FUNDS OF AN INVESTOR WHOSE SUBSCRIPTION IS REJECTED WILL BE PROMPTLY RETURNED DIRECTLY TO SUCH PERSON BY THE ESCROW AGENT, WITHOUT INTEREST OR DEDUCTION, PURSUANT TO THE TERMS OF THE ESCROW AGREEMENT. NO SUBSCRIPTION MAY BE WITHDRAWN, REVOKED OR TERMINATED BY THE PURCHASER. WE RESERVE THE RIGHT TO REFUSE TO SELL OUR COMMON STOCK TO ANY PERSON AT ANY TIME.

         We anticipate that we will indemnify brokers or dealers against any costs or liabilities incurred by them by reasons of misstatements or omissions to state material facts in connection with statements made in the registration statement or the prospectus. We also anticipate that brokers or dealers will, in turn agree to indemnify us against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the prospectus, based on information relating to the brokers or dealers and furnished in writing. To the extent that this indemnification may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

SALES BY SELLING SHAREHOLDERS

         The Selling Shareholders acquired their shares of Caraco common stock directly from us in private transactions in March, April and May 2002. To our knowledge, none of the Selling Shareholders has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered under this prospectus, nor do we know the identity of any broker or market maker that will participate in the offering. The shares of common stock may be offered and sold from time to time by the Selling Shareholders or by their respective pledgees, donees, transferees and other successors in interest.

         The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner, size and price of each sale. Sales may be made over the OTC Bulletin Board, in the over-the-counter market, in privately negotiated transactions or otherwise, at then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. Sales may be made directly or through agents designated from time to time or through dealers or underwriters to be designated or in negotiated transactions. The shares may be sold by one or more of, or a combination of, the following methods:

     - a block trade in which the broker or dealer engaged by a Selling Shareholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by the broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     -   privately negotiated transactions.

         Caraco has been advised by the Selling Shareholders they have not, as of the date of this prospectus, entered into any arrangement with a broker or dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker or dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.

         In connection with distributions of the shares or otherwise, the Selling Shareholders may, if permitted by law, also enter into hedging transactions. For example, the Selling Shareholder may:

     - enter into transactions involving short sales of the shares of common stock by brokers or dealers;

     - sell shares of common stock short and redeliver these shares to close out the short position;

     - enter into option or other types of transactions that require the Selling Shareholders to deliver shares of common stock to a broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

     - loan or pledge shares of common stock to a broker or dealer, who may sell the loaned shares, or in the event of default, sell the pledged shares.

         Brokers or dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders or the purchasers of the common stock in amounts to be negotiated in connection with the sale. Brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act in connection with the sales, and any commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. No period of time has been fixed within which the shares covered by this prospectus may be offered and sold.

         We have informed the Selling Shareholders that the anti-manipulation rules under the Securities Exchange Act of 1934, including Regulation M thereunder, may apply to their sales of shares in the market and have furnished each of the Selling Shareholders with a copy of these rules. We have also informed the Selling Shareholders of the need for delivery of copies of this prospectus in connection with any sale of shares of common stock hereunder.

         This offering will terminate on the earlier to occur of:

     - the date on which all shares offered have been sold by the Selling Shareholders; or

     - the date on which all shares held by a Selling Shareholder may be sold by such Selling Shareholder in compliance with Rule 144 under the Securities Act within any three-month period.

         We will pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, fees and disbursements of our counsel and accountants, all of our internal expenses, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. The Selling Shareholders will bear all discounts, commissions or other amounts payable to underwriters, brokers, dealers or agents.

                              SELLING SHAREHOLDERS

         All of the Selling Shareholders named below acquired shares of our common stock being offered under this prospectus directly from us in private transactions in March, April and May 2002. The following table sets forth information known to us with respect to the beneficial ownership of Caraco common stock as of June 30, 2002, by the Selling Shareholders.

         The percentage of beneficial ownership for the following table is based on 21,823,818 shares of common stock outstanding as of June 30, 2002. To our knowledge, each person named in the table has sole voting and investment power with respect to all shares of common stock shown in the table to be beneficially owned by such person.

         None of the Selling Shareholders has had any position, office or other material relationship with us within the past three years. The table assumes that the Selling Shareholders will sell all of the shares offered by them in this offering, however, the Selling Shareholders may offer all or part of the shares for resale from time to time. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. We will not receive any of the proceeds from the sales of the shares offered under this prospectus.

---------------------------------------- -------------------------------- ----------------------- ----------------------------------
Selling Shareholder                          Shares of Common Stock          Number of Shares
                                           Beneficially Owned Prior to        Being Offered        Shares Beneficially Owned after
                                                  the Offering                                        Completion of the Offering
---------------------------------------- --------------- ---------------- ----------------------- ----------------- ----------------
                                          Total Shares     Percentage                                  Number          Percentage
                                          Beneficially
                                             Owned
---------------------------------------- --------------- ---------------- ----------------------- ----------------- ----------------
Daniel Bauer                                  30,000          0.14%                30,000                0                 0
---------------------------------------- --------------- ---------------- ----------------------- ----------------- ----------------
Berlin Capital Growth, LP                    250,000          1.14%               250,000                0                 0
---------------------------------------- --------------- ---------------- ----------------------- ----------------- ----------------
LeRoy Carter                                  30,000          0.14%                30,000                0                 0
---------------------------------------- --------------- ---------------- ----------------------- ----------------- ----------------
Verle Carter                                  25,000          0.11%                25,000                0                 0
---------------------------------------- --------------- ---------------- ----------------------- ----------------- ----------------
J. George Investments, LLC                   300,000          1.37%               300,000                0                 0
---------------------------------------- --------------- ---------------- ----------------------- ----------------- ----------------


                                 USE OF PROCEEDS


         Caraco will not receive any of the proceeds from the sale of shares by the Selling Shareholders. If all 4,365,000 shares of common stock offered by Caraco are sold pursuant to this offering, we will receive gross proceeds of approximately $____ million. The gross proceeds will be reduced by legal, accounting and other miscellaneous expenses of approximately $66,394. If we utilize the services of registered brokers and dealers, the gross proceeds will be further reduced by the commissions payable to such brokers and dealers. Set forth below is an estimate of how we intend to use the net proceeds of the offering, assuming the gross proceeds of __________, $2 million towards capital improvements, $5 million towards research and development, $3 million towards working capital requirements and the balance for debt elimination. If the net proceeds are less than fully subscribed, we shall determine the proper allocation among the foregoing proposed uses. If we are unable to restructure the EDC loan, we may determine to pay off the EDC loan. This may reduce the amounts available for the other proposed uses. If only the Minimum Offering of 100,000 shares ($_____ ) is subscribed, it is anticipated that the net proceeds will be used for the research and development expenses of one bioequivalency study; in such case, we would need to seek additional financing to grow our business. See "Risk Factors."

                                 DIVIDEND POLICY

         We never have declared or paid cash dividends on our common stock. We currently intend to retain all future earnings for the operation and expansion of our business. We do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on the common stock will be at the discretion of the Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our Board of Directors. No dividend may be declared without the consent of the EDC and the terms of the outstanding Series A preferred stock restrict the payment of dividends on the common stock until all dividends payable to a Series A preferred stock have been paid in full. At this time, we owe the Series A preferred stock cumulative dividends of $330,000 as of June 30, 2002.

                           PRICE RANGE OF COMMON STOCK

         Our common stock trades in the over-the-counter market on the OTC Bulletin Board, under the symbol "CARA." The following table sets forth, in U.S. dollars and in dollars and cents (in lieu of fractions), the high and low bid prices for each of the calendar quarters indicated. These bid prices were obtained from the Nasdaq OTCBB. These quotations reflect inter-dealer prices, without retail mark up, mark down or commissions and may not represent actual transactions.


2002                                          HIGH                         LOW
First Quarter                                 $4.96                        $1.10
Second Quarter                                $3.73                        $2.25
Third Quarter                                 $3.07                        $1.73

2001                                          HIGH                         LOW
First Quarter                                 $0.60                        $0.20
Second Quarter                                $0.85                        $0.32
Third Quarter                                 $0.70                        $0.55
Fourth Quarter                                $1.11                        $0.58

2000                                          HIGH                         LOW
First Quarter                                 $1.09                        $0.69
Second Quarter                                $1.09                        $0.26
Third Quarter                                 $0.53                        $0.25
Fourth Quarter                                $0.31                        $0.20



         As of June 27, 2002 there were approximately 158 holders of our common stock.

                             SELECTED FINANCIAL DATA

         The selected statements of operations data shown below for the years ended December 31, 2001, 2000 and 1999 and the balance sheet data as of December 31, 2001 and 2000 are derived from our audited financial statements included elsewhere in this prospectus. The selected statement of operations data shown below for the six months ended June 30, 2002 and 2001 and the balance sheet dated as of June 30, 2002 have been derived from the unaudited financial statements included elsewhere in this prospectus. In the opinion of Management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items. Interim results are not necessarily indicative of results for the full year. When you read this selected consolidated financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.


        STATEMENT OF OPERATIONS                       SIX MONTHS ENDED JUNE 30                   YEAR ENDED DECEMBER 31
        -----------------------                       ------------------------                   ----------------------
                                                              (UNAUDITED)
                                                              -----------
                                                       2002             2001             2001             2000             1999
                                                       ----             ----             ----             ----             ----
Net sales                                          $  8,929,408     $  1,867,330     $  5,922,431     $  2,377,546     $  2,895,022

Cost of goods sold                                    4,413,468        1,839,358        4,186,059        2,678,900        3,091,245
                                                   ------------     ------------     ------------     ------------     ------------

Gross profit / (loss)                                 4,515,940           27,972        1,736,372         (301,354)        (196,223)

Selling, general and administrative expenses          1,309,300        1,149,072        2,680,494        2,508,737        2,159,116

Research and development costs (non-cash)             1,251,200             --               --            220,102        1,804,667
                                                                                                                       ------------

Research development costs                            1,571,502        1,237,201        3,079,804        3,075,333        4,527,723
                                                   ------------     ------------     ------------     ------------     ------------

Depreciation                                            227,776          254,341          508,682          574,442          576,182
Operating income (loss)                                 156,152       (2,612,643)      (4,023,926)      (6,105,526)      (8,687,729)

Interest cost - net of interest income                 (743,562)        (994,140)      (1,733,537)      (1,517,182)      (1,052,255)
                                                   ------------     ------------     ------------     ------------     ------------
Net loss                                           $   (587,400)    $ (3,606,783)    $ (5,757,463)    $ (7,622,708)    $ (9,739,984)
                                                   ============     ============     ============     ============     ============

Net loss per basic and diluted common share        $      (0.03)    $      (0.17)    $      (0.29)    $      (0.39)    $      (0.58)

Weighted average common shares outstanding           21,242,874       21,172,618       21,173,522       19,755,021       16,725,721


               BALANCE SHEETS                                           JUNE 30                           DECEMBER 31
               --------------                                           -------                           -----------
                                                                      (UNAUDITED)
                                                                      -----------
                                                                         2002                     2001                     2000
                                                                         ----                     ----                     ----
Cash and cash equivalents                                            $    132,604             $    241,110             $    186,768

Other current assets                                                    8,100,098                4,574,764                1,941,751

Property, plant & equipment (net)                                       7,568,857                6,694,082                7,094,233

Current liabilities                                                    11,717,438               10,855,205               11,310,988

Long term liabilities                                                  25,930,000               23,600,000               15,040,000

Accumulated deficit                                                   (57,188,700)             (56,601,300)             (50,843,837)

Stockholders deficit                                                  (21,845,879)             (22,945,249)             (17,128,236)

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this registration statement and the cautionary statements concerning forward-looking statements presented in the sections entitled "Risk Factors" and "Cautionary Statement Concerning Forward-looking Statements."

OVERVIEW


         We have historically experienced limited sales, operating losses and cash-flow difficulties. During 2000, 2001 and through June 30, 2002, Sun Pharmaceutical assisted us in obtaining loans from ICICI Bank Limited and The Bank of Nova Scotia of $5.0 million and $12.5 million. We have utilized the $5.0 million from ICICI Bank Limited during 2000 and the $10.9 million from The Bank of Nova Scotia during 2000, 2001 and 2002. Also, Sun Pharmaceutical provided a loan of an additional $2.45 million to us during 2001. During the first quarter of 2002, Sun Pharmaceutical loaned us an additional $1.4 million. The loans were primarily utilized by us to fund the operations, research and development of new products and finance our increased working capital needs resulting from the increase in the product portfolio following FDA approvals of 3 products during 2001 and 3 products during the first six months of 2002. We also filed 2 more ANDA applications to the FDA during the first six months of 2002, bringing the total pending approvals up to 6. We continued our attempt to negotiate with the EDC to restructure our loan which has been in default and continued to pay the EDC $100,000 a month during 2001 and the first six months of 2002 with aggregate payments to the EDC through June 2002, totaling $4.1 million.


FDA COMPLIANCE AND PRODUCT APPROVALS

         Towards the end of the first and beginning of the second quarters of 2001, the FDA conducted an inspection of our facility. During this inspection, we were found to be substantially in compliance with the cGMP regulations. While the FDA did issue us an FDA 483 list of observations, we do not believe they are material. In May 2001, the FDA provided us with a letter waiving preliminary approval inspections for the then pending ANDA submissions. Soon after the inspection, the FDA approved 2 of the then pending 9 ANDAs, and subsequently 1 more ANDA was also approved during 2001. During the first six months of 2002, the FDA approved 3 more ANDAs; 6 ANDAs are currently pending approval.

         The impetus provided by the FDA by finding our facility cGMP compliant, waiver of preliminary approval inspections for the then pending ANDAs and granting of the 6 ANDA approvals, has been substantially helpful in increasing sales to a level never reached before by us.

         SIX MONTHS ENDED JUNE 30, 2002 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2001


         NET SALES. Net sales for the six months ended June 30, 2002 and 2001 were $8,929,408 and $1,867,330, respectively, reflecting an increase of almost 378%. The increase is due to the higher production and marketing of our existing and newly approved products following the achievement of substantial compliance with cGMPs. While this increase is substantial over the previous period it is still at a low level, which we hope to increase in the last two quarters of 2002 through new product introductions, increases in sales of existing and newly approved products and new drug development. Currently, we manufacture and market all of the six ANDAs, which were approved by the FDA during 2001 and the first six months of 2002. The sales of the newly approved ANDAs have contributed appreciably, almost 38%, to the gross sales during the first six months of 2002.


         Net sales have also improved during the six months ended June 30, 2002 as compared to the six months ended June 30, 2001 for the following reasons:

         - Gross sales of Metoprolol Tartrate have increased significantly during the first six months of 2002 to $4.5 million as compared to $725,000 in the same period of 2001.

         - We have been successful in obtaining larger sales contracts in 2002 with Veterans Administration and with ------ one large mail order company.

         - With our larger basket of products, we have been able to attract both new customers as noted above, and larger orders.


         GROSS PROFIT. We earned a gross profit of $4,515,939 during the six months ended June 30, 2002 as compared to a nominal gross profit of $27,972 during the corresponding period in 2001. The improvement was primarily due to higher sales volumes with improved margins due to product mix in the current period as compared to those during the corresponding period of 2001 and ability to absorb operational overheads due to higher sales.

         As a result of increased sales, the gross margin has also improved. The increase as noted above was the result of:

         - Change in sales mix to higher profit margin products such as Metroprolol Tartrate, Metformin, Hydrochloride and Oxaprozin.

         - Reduction in manufacturing costs for various products as customers have increased orders allowing us to increase batch sizes. For example, Metoprolol Tartrate batch sizes have increased by approximately four times.

         - Improved efficiency in the overall manufacturing process as we progress to full capacity



         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the six months ended June 30, 2002 and June 30, 2001 were $1,519,825 and $1,403,413, respectively, representing an increase of 8%. Selling, general and administrative expenses have effectively decreased from 42% to 17% of net sales.



         The actual increase of approximately $116,000 was due to additional administrative staff hires in the first six months of 2002 ($10,000), costs of introducing new products into the market ($50,000), additional sales personnel ($25,000) and costs associated with development of improved services and quality measures to customers.



         RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses of $2,822,702 for the six months ended June 30, 2002 were higher by 128%, when compared with $1,237,201 incurred during the corresponding period of 2001. We incurred non-cash research and development expenses (technology transfer cost) of $1,251,200 for the 1,088,000 shares of common stock issuable to Sun Pharma Global for 2 product transfers made to us during the first six months of 2002. There was no similar expense for the corresponding period of 2001. The major reason for the additional cash research and development expenses resulted from costs for two bio-study projects of approximately $239,000 during the six months ended June 30, 2002 or 72% of total additional costs.



         DEPRECIATION EXPENSE. We have has incurred depreciation expense of $227,776 for the first six months of June 30, 2002 as compared to $254,341 incurred in the corresponding period of 2001.

         INTEREST EXPENSE. Interest expense, which was incurred in connection with our mortgage obligation to the EDC, interest on notes payable to Sun Pharmaceutical and Sun Global as well as on term loans granted to us by ICICI Bank and the Bank of Nova Scotia, and guaranteed by Sun Pharmaceutical, was $745,982 and $1,006,343, for the six months ended June 30, 2002 and 2001, respectively. The decrease is due to lower LIBOR rate despite increase in the higher borrowing levels. Effective April 1, 2001, Sun Pharmaceutical and its affiliates reduce the rate of interest payable to them from 10% to 8%. Interest income for the corresponding periods of June 30 of 2002 and 2001 was $2,420 and $12,203, respectively.

         RESULTS OF OPERATIONS. The net loss for the six months ended June 30, 2002 and 2001 was $587,400 and $3,606,783, respectively reflecting a reduction of almost 84%. The net losses are directly related to (1) net sales, which were inadequate to absorb our interest costs and (2) the impact of higher non-cash technology transfer cost of $1,251,200. The significantly lower losses in the current six-month and three-month periods as compared to the previous respective periods are primarily due to significantly higher sales volumes and better-cost absorption due to increased sales.

         A number of uncertainties exit that may influence our future operation results, including general economic conditions, changes in conditions affecting the pharmaceutical industry primarily related to generic drug competition, obtaining additional financing, the EDC loan not being restructured, government restrictions on sale of certain products, obtaining new FDA approvals, development by competitors of new or superior products or new technology for production of products or the entry into the market of new competitors.

YEAR ENDED DECEMBER 31, 2001 COMPARED WITH YEAR ENDED DECEMBER 31, 2000


         NET SALES. Net sales for the years ended December 31, 2001 and 2000 were $5,922,431 and $2,377,546, respectively. While this represents a 150% increase over the previous year due to increased production and marketing of our existing products, it was still at a low level. During the third quarter, we began the manufacture and marketing of 2 of the 3 FDA approved products. The sales of these products were only a small part of the gross sales during the last six months of 2001. SALES OF METROPROLOL TARTRATE, GUAIFENESIN AND PARAMOMYCIN SULFATE STARTED TO SEE SUBSTANTIAL INCREASES DUE TO THE FACILITY BEING CGMP APPROVED. GROSS SALES FROM THESE PRODUCTS INCREASED $2.5 MILLION, $965,000 AND $703,000, RESPECTIVELY IN 2001 FROM 2000 LEVELS. THIS REPRESENTED $3.25 MILLION OF ADDITIONAL NET SALES IN 2001 OR 92% OF THE $3.5 MILLION INCREASE.


         GROSS PROFIT/ LOSS. We earned a gross profit of $1,736,372 for the year ended December 31, 2001, compared to a gross loss of $301,354 during the same period of 2000. The improvement was primarily due to higher sales volumes in the current period as compared to those during the corresponding period of 2000 and ability to absorb operational overheads due to higher sales.


         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 2001 were $2,680,494 compared to $2,508,738 in 2000 for a slight increase of 7%. The increase was mainly a result of higher selling expenses, of approximately $50,000 due to increased sales and increased expenditures of $90,000 incurred for maintaining FDA compliance.


         RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses of $3,079,804 for the year ended December 31, 2001 were lower by 6.5%, when compared with $3,295,435 incurred during the corresponding period of 2000. However, during 2001, we did not incur any non-cash expense in relation to shares of common stock issued in exchange for the technology transfer by Sun Pharmaceutical. During 2000, such non-cash expenses totaled $221,000.

         INTEREST EXPENSE. Interest expense, which was incurred in connection with our mortgage obligation to the EDC, interest on notes payable to Sun Pharmaceutical and Sun Pharma Global as well as on term loans granted to us by ICICI Bank and the Bank of Nova Scotia, and guaranteed by Sun Pharmaceutical, was $1,748,922 and $1,555,192, for the years ended December 31, 2001 and 2000, respectively. The increase is primarily the result of higher borrowing levels. Effective April 1, 2001, Sun Pharmaceutical and its affiliates reduced the rate of interest payable to them from 10% to 8% per annum. Interest income for 2001 and 2000 was $15,385 and $38,010, respectively.

         RESULTS OF OPERATIONS. Net losses for the years ended December 31, 2001 and 2000 were $5,757,463 and $7,622,708, respectively. This represents a reduction of 24.4% over the previous year. The operating losses were directly related to (1) net sales, which were inadequate to absorb our fixed costs of the operational expenses and (2) the impact of research and development spending. The losses were lower in 2001 compared to 2000 primarily due to higher sales volumes and better-cost absorption due to increased sales, despite higher interest expense.

YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999


         NET SALES. Net sales for the year's 2000 and 1999 were $2,377,546 and $2,895,022, respectively. This decrease can be mainly attributed to absence of contract manufacturing activity, representing approximately $500,000 of the decrease, the discontinuance of one of our products representing approximately $50,000 of the decrease, the temporary suspension of production of four other products, and the increased resources shifting from production to FDA compliance. See "Cost of Sales" below for additional information concerning the discontinuance of one of our products.

         COST OF SALES. While net sales reduced by 17% in 2000 compared to 1999, the cost of sales levels for 2000 and 1999 were $2,678,900 and $3,091,245 respectively or 112.6% and 107% of sales for the two years. This percentage increase can be mainly attributed to absence of contract manufacturing activity and the increased resources shifting from production to FDA compliance. Also, due to lower production during the year 2000 the plant continued to be underutilized, which increased the cost of sales. In addition, the FDA announced the voluntary discontinuance of manufacturing and marketing of products containing Phenyl Propanalomine (PPA) in November 2000. One of our products had this ingredient. We announced immediate discontinuance of the manufacture and marketing of the product. The raw materials and finished goods relating to this product were written off during the year 2000.

         GROSS PROFIT (DIFFERENTIAL). We posted a gross profit differential of $301,354 during 2000 as compared to $196,223 in 1999. This increase can be mainly attributed to absence of contract manufacturing activity, the increased resources shifting from production to FDA compliance and the discontinuance and/or temporary suspension by us of certain production.

         RESULTS OF OPERATIONS. Net losses for the years 2000 and 1999 were $7,622,708 and $9,739,984, respectively. The net losses were principally related to inadequacy of sales volume to absorb fixed operating costs, research and development costs, and costs incurred by us relating to compliance matters and lower production. Also, recruitment of senior level personnel during the year in key positions of Directors of Quality Control and Quality Assurance, which were a part of the compliance measures, had an impact on the losses.


         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 17% from $2,159,116 in 1999 to $2,508,737 in 2000. A significant portion of the increase was for expenses incurred for FDA compliance, including the retention of an FDA consulting form for $178,500 additional dollars in 2000 and the hiring of two additional individuals to direct the quality control and assurance operations for an additional $52,000 in 2000.


         RESEARCH AND DEVELOPMENT EXPENSES. Research and Development expenses were $3,295,435 for 2000 as compared to $6,332,390 in 1999. The expenses incurred directly by us during the years 2000 and 1999 were $3.074 million and $4.528 million, respectively. As a result of lower product transfers in 2000, 2 ANDA product transfers as compared to 6 ANDA products and 2 DESI products in 1999, the costs for the transfer were significantly lower, and hence the research and development costs were lower. The other reason for the lower expenses was also due to shift of our focus towards compliance.

         INTEREST INCOME. Interest income for 2000 and 1999 was $38,010 and $ 32,764 respectively. This income was generated from short-term interest earning deposits.

         INTEREST EXPENSE. Interest expense was $1,555,192 and $1,085,019 for 2000 and 1999, respectively. This was incurred primarily in connection with our mortgage obligation to the EDC, interest on notes payable to Sun Pharmaceutical and Sun Pharma Global as well as a new lines of credit granted to us through the assistance of Sun Pharmaceutical by ICICI Bank and the Bank of Nova Scotia.

LIQUIDITY AND CAPITAL RESOURCES

         At June 30, 2002, we had negative working capital of $3,484,736 compared with a negative working capital of $6,039,331 at the end of 2001. The negative working capital positions as of June 30, 2002 and December 31, 2001, respectively were mainly due to the classification of the entire balance of the EDC debt and related accrued interest as current until the anticipated renegotiation of the repayment terms is completed, of which there is no assurance.




         In the first quarter of 2002, $3,208,769 of the EDC debt was reclassified from accrued interest to principal. As a result of the numerous complex modifications made to the EDC debt since its inception and the fact we were in default for many years, we accrued interest at the default rate of interest as outlined in the various modification agreements. In addition, during the default period, we commenced paying the EDC $100,000 per month. It was unclear as to what interest rate the EDC was accruing interest or how it was applying the $100,000 payments. On numerous occasions, we sent written correspondence and confirmations to the EDC requesting verification of the outstanding principal and interest balances. The EDC never responded to the written requests until the first quarter of 2002 when, once again, discussions were being held to restructure the obligation. As disclosed in the financial statement footnotes, we considered the total of EDC principal and accrued interest thereon to fairly present the outstanding obligations and that when verification of the principal and accrued interest was received from the EDC, we would reclassify the amount necessary between principal and accrued interest. This reclassification was recorded as of March 31, 2002 in the first quarter. There was no effect on total current liabilities, working capital or on the statement of cash flows. To enable us to fund our research and development activities, repay certain term loans and fund working capital needs, Sun Pharmaceutical has become a security guarantor for a credit line of $5 million from ICICI Bank of India and $12.5 million from Bank of Nova Scotia. As of May 20, 2002 we have received $5,000,000 from ICICI Bank of India and $10,900,000 from Bank of Nova Scotia through these credit facilities.


         Further, we have received an additional loan of $2,450,000 during the fourth quarter of 2001 and $1,400,000 during the first quarter of 2002 from Sun Pharmaceutical to help us finance our research and development activities, debt reduction and working capital requirements.

         In addition, during the first quarter of 2002, 250,000 shares of common stock were issued by us for cash of $650,000 pursuant to a private placement to accredited investors, and during the second quarter of 2002, we have been able to place further 385,000 shares of common stock for cash of $1,042,000 pursuant to the private placement to accredited investors.

FUTURE OUTLOOK


         We have experienced difficult times in the past. With having been found to be in substantial compliance by the FDA with respect to cGMPs during the second quarter of 2001, and also with the approvals of 6 ANDAs during 2001 and 2002, we feel reasonably optimistic about our future outlook. Our plans for improving profitability, cash flow positions and operations include increased sales and infusion of additional funding through the issuance of equity. Sun Pharmaceutical also continues to remain committed to support us, as it has in the past.


         During 2002, we have seen substantial improvements in revenues as compared to our historical performance. Capacity utilizations are improving and costs are being controlled. We expect sales and revenues to improve during 2002.

         Our plans for the remainder of 2002 include:

    -    Continued focus on FDA compliance.

    - Continued research and development activities. We intend to file 3-4 ANDAs with the FDA prior to year-end.

    - Increased market share for certain existing products and recently introduced new products.

    - Increasing the speed of introduction of new approved products to the market, such as Metformin Hydrochloride.

    - Achieving operational efficiencies by attaining economies of scale, cost reduction per unit, and cheaper costs for active substances acquired from competitors and/or Sun Pharmaceutical.

    - Increasing the number of products, which, in turn, will improve manufacturing capacity utilization. We believe some of our pending ANDA products will be approved by the FDA by year-end.


    - Renegotiate and extend the term of our products agreement with Sun Pharmaceutical. See "Business - Sun Pharmaceutical Industries Limited."

    -    Restructure our EDC loan. See "Business - Property."


                                    BUSINESS


         General. We were organized under Michigan law in 1984, to engage in the business of developing, manufacturing and marketing generic drugs for the ethical or prescription and over-the-counter or non-prescription or "OTC" markets.


         A generic drug is a pharmaceutical product, which is the chemical and therapeutic equivalent of a brand-name drug as to which the patent and/or market exclusivity has expired. Generics are well accepted for substitution of brand products as they sell at a discount to the branded product's price and for their equivalence in quality and bioavailability.


         A significant source of our funding has been from private placement offerings and loans. Sun Pharmaceutical a specialty pharmaceutical corporation organized under the laws of India which currency beneficially owns 46.3% of our outstanding shares, has contributed equity capital and has advanced us loans. Also, pursuant to a products agreement with us, Sun Pharmaceutical has transferred certain products to us. See "Current Status" and "Sun Pharmaceutical Industries Limited" below. Our manufacturing facility and executive offices were constructed pursuant to a $9.1 million loan in 1990 from the EDC. See "Current Status" and "Property and - EDC Financing" below.


         Current Status. In 2001 we continued to sustain substantial operating losses. At December 31, 2001, we had a stockholders' deficit of $22,945,249. At June 30, 2002, we had a stockholders' deficit of $21,845,879. Realization of a major portion of the assets is dependent upon our ability to meet our future financing requirements and the success of future operations, the outcome of which cannot be determined at the present time. We have continued to be dependent on the support of Sun Pharmaceutical. See "Sun Pharmaceutical Industries Limited" and Management's Discussion and Analysis of Financial Condition and Results of Operations." Net sales for the years ended December 31, 2001 and 2000 were $5,922,431 and $2,377,546, respectively, representing a 150% increase over the previous year. Net sales for the six months ended June 30, 2002 and 2001 were $8,929,408 and 1,867,330, respectively, reflecting an increase of almost 378%. We earned a gross profit of $1,736,372 for 2001 compared to a gross loss of $301,354 during 2000. We earned a gross profit of $4,515,940 during the first six months of 2002 as compared to a nominal gross profit of $27,972 during the corresponding period in 2001. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" We also received 3 ANDA approvals during 2001, and 3 more ANDA approvals during the first six months of 2002. See "Caraco's Products and Product Strategy" and "Regulation" below.


         Our debt includes term loans totaling $17.5 million, of which $15.9 million has been drawn down from two foreign banks and our note payable to the EDC, classified as a current obligation, stands at approximately $7,800,000 as at June 30, 2002. We have reconciled the principal balance outstanding with the EDC as of June 30, 2002 and we have reclassified the loan and accrued interest thereon. We have been paying $100,000 per month since February 1999 and in aggregate $4.1 million through June, 2002 to the EDC. Based on certain assumptions, we have allocated the payment of $600,000 during the first six months of 2002 made to the EDC between principal and interest. While such payments have brought us current in our interest obligation to the EDC, they have not brought us current in our obligations to the EDC as per the renegotiated terms of our 1997 restructured loan. Accordingly, the EDC may exercise all remedies available to it for our failure to make the scheduled payments. We intend to continue to make monthly payments of $100,000 to the EDC, again without prejudice to the rights of the EDC. We have recently submitted a proposal to the EDC to restructure the loan.

OVERVIEW OF THE GENERIC DRUG INDUSTRY

         Sales of generic drugs have increased in recent years because of a number of factors including (i) modification of state laws to permit or require substitution of generic drugs by pharmacists; (ii) enactment of Abbreviated New Drug Applications (ANDAs) procedures for obtaining Food and Drug Administration ("FDA") approval to manufacture generic prescription drugs; (iii) changes in governmental and third-party payor health care reimbursement policies to encourage cost containment; (iv) increased acceptance of generic drugs by physicians, pharmacists and consumers; and (v) the increasing number of formerly patented drugs which have become available to generic competition. Moreover, every year branded drugs with significant sales volumes come off-patent.

CARACO'S PRODUCTS AND PRODUCT STRATEGY

         Our present product portfolio includes 13 prescription products in 22 strengths in 44 package sizes. The products and their use for the indications are set forth in the table below:

     GENERIC NAME                               PURPOSE

     Guaifenesin LA                             Decongestant
     Metroprolol Tartrate                       Hyper-Tension
     Miraphen PSE                               Decongestant
     Paromomycin Sulfate                        Antibacterial
     Salsalate                                  Decongestant
     CMT                                        Arthritis/NSAID
     Guai/DM                                    Decongestant
     Clonazepam                                 Seizure, Panic Disorders
     Flurbiprofen                               Arthritis/NSAID
     Carbamazepine                              Epilepsy
     Oxaprozin                                  Rheumotoid Disease
     Metformin Hydrochloride                    Diabetes
     Tramadol Hydrochloride                     Analgesic



         We have submitted 12 ANDAs to the FDA for approval since August 1997, including 2 filed during the first six months of 2002. Of these 12 ANDAs, the FDA approved 3 during 2001 and 3 during the first six months of 2002. Accordingly, we have 6 pending ANDAs, some of which, we believe, will be approved by 2002 year-end. Of the 12 ANDAs, Sun Pharmaceutical has transferred the technology for 10 of them to us pursuant to our products agreement. See "Sun Pharmaceutical Industries Limited"


         Our strategy has been to analyze the marketplace and try to determine opportunities depending on a particular product's potential market and the number of competitors vying for that market.

HEXAL-PHARMA GMBH & CO., KG

         Pursuant to an agreement between us and Hexal-Pharma GmbH & Co., KG, a German pharmaceutical company and its United States affiliate (together, "Hexal") dated as of October 1, 1993, Hexal agreed to convey to us the formulations, technology, manufacturing processes and know-how, and other relevant information, and to pay for the bioequivalency studies required for the preparation of ANDAs for each of two specified generic drugs (the "Products"). We agreed to pay Hexal royalties on the yearly sales of each Product. We filed an ANDA in March 1995 with respect to Metoprolol Tartrate, received approval from the FDA in December 1996 and introduced it in 1997. Metoprolol Tartrate is one of our 13 current products. See "Caraco's Products and Product Strategy." Hexal has decided not to proceed with the development of the second Product.



         Pursuant to the agreement, we have, for the Product (i) a Sign-Up Option to purchase 100,000 shares of common stock at $3.50 per share; and (ii) a Product Option to purchase shares at an exercise price of $3.50 per share. These options may be exercised and payment for shares may be made only out of royalties, and any interest earned on the royalties while held by us, payable to Hexal for sales of the product. No options have yet been exercised. Royalties payable to Hexal, which are included in accrued expenses, amount to $296,715 at December 31, 2001.


CLONMEL CHEMICALS CO., LTD. (IRELAND)


         On October 22, 1993, we entered into an agreement with Clonmel Chemicals Co., Ltd. ("Clonmel"), pursuant to which Clonmel provided to us, with respect to each of two generic pharmaceutical products, formulations that have been previously tested, the formulation and manufacturing methods, in process controls, finished product specifications, analytical methods and stability data required for us to manufacture our own bio-batches, that is sample batches of the product in amounts necessary for testing on humans, that is for use in the preparation and filing with the FDA of ANDAs with respect to these products. Pursuant to the agreement, we must bear all costs of developing the products and filing the ANDAs and must pay Clonmel $10,000 on delivery of complete files containing the foregoing data, another $20,000 on completion of a successful bioequivalency study, which study will be at our expense, and a final $20,000 upon receipt of FDA approval of the related ANDA. Clonmel has granted us the exclusive right to manufacture and market these products in the United States, including its territories and Puerto Rico, and in Canada; and we have agreed to pay royalties to Clonmel on net sales of these products for five years from the date on which the marketing of the respective product commences. The formulations were delivered to us in 1994 and a bioequivalency study of one of the products was conducted and an ANDA was filed in January 1997. The ANDA was approved in June 2001. It is one of our current 13 products. The second product is not currently being pursued.


SUN PHARMACEUTICAL INDUSTRIES LIMITED

         Pursuant to a stock purchase agreement, Sun Pharmaceutical had, as of December 31, 1998, remitted a total of $7.5 million to us for the purchase of
5.3 million common shares.


         On October 15, 1998 Sun Pharmaceutical also made a loan to us of $5.3 million at an annual interest rate of 10%. This loan was amended to provide Sun Pharmaceutical with a security interest subordinated to the loan of the EDC.
The loan is payable in full in October 2003. The rate of interest on the loan from Sun Pharmaceutical has been reduced from 10% to 8% effective April 1, 2001. In 2001, Sun Pharmaceutical loaned us an additional $2.45 million at an interest rate of 8%. During the first quarter of 2002, Sun Pharmaceutical loaned us an additional $1.4 million at an interest rate of 8%. The loans mature and are due and payable on August 31, 2006. Prior to this, an affiliate of Sun Pharmaceutical made a loan to us of $650,000 at an annual interest rate of 10%. We have repaid $100,000 of this loan during 2001. The interest rate on this loan has also been reduced by the affiliate from 10% to 8% effective April 1, 2001. The loan is payable in full in October 2003.

         During 2000, 2001 and 2002, Sun Pharmaceutical assisted us in obtaining line of credit loans from ICICI Bank Limited and The Bank of Nova Scotia in the amount of $5.0 million and $12.5 million, respectively. We have utilized, during 2000, $5 million from ICICI Bank Limited and $10 million from The Bank of Nova Scotia during 2000 and 2001. Further, we have utilized $0.9 million of the enhanced facility during April 2002. The amounts borrowed under the ICICI Bank Limited credit facility must be repaid in eight equal quarterly installments beginning December 31, 2003 and ending September 30, 2005. The amounts borrowed under the Bank of Nova Scotia credit facility must be repaid in four semi-annual installments on February 4, 2004, August 24, 2004, February 24, 2005 and August 25, 2005. The loan may not be prepaid until August 24, 2003. Interest is at LIBOR plus 140 basis points on the loan from ICICI Bank Limited and LIBOR plus 155 basis points on the loan from the Bank of Nova Scotia, and is payable at one, two, three or six months periods at our option.


         In August 1997, we entered into an agreement (the "Products Agreement"), whereby Sun Pharmaceutical is required to transfer to us the technology formula for 25 generic pharmaceutical products over a period of five years through August 2002. We exchange 544,000 shares of our common stock for each ANDA product, generally when a bio-equivalency study is successfully completed and 181,333 shares for each DESI product. The products provided to us from Sun Pharmaceutical are selected by mutual agreement. As of December 31, 2001, Sun Pharmaceutical has delivered to us the formula for 13 products. Sun Pharmaceutical currently beneficially owns approximately 46.3% of our outstanding common stock. We are currently attempting to renegotiate and extend the term of the Products Agreement . There is no assurance that the Products Agreement will be successfully renegotiated and/or extended.


         In connection with the technology transfer, Sun Pharmaceutical has established a Research and Development Center in Mumbai with a staff of 30 persons, including PhDs, pharmacy graduates, analytical chemists and regulatory professionals. Sun Pharmaceutical primarily performs development work for us at this laboratory.

         Sun Pharmaceutical also supplies us with certain raw materials. In the year ended December 31, 2001, we purchased approximately $1,138,000 in raw materials from Sun Pharmaceutical. Sun Pharmaceutical has also provided us with qualified technical professionals. Twenty-one of our technical professional employees were former Sun Pharmaceutical employees.

MARKETING


         Our marketing objective has been to create a distribution system by which to obtain access to a wide range of purchasers of generic pharmaceutical products. Internally, this requires at least a minimum sales force. See "Sales and Customers" below. Externally, it requires forging relationships with wholesaler buying groups, distributors and mail order companies, among others. Management is aware that, despite any success in creating these distribution links, sales volume will remain low until we can offer a broader range of products needed by drug purchasers in significant amounts.


         Drug wholesalers, with an estimated 75% of the drug market, comprise a strategic link in the pharmacy distribution chain. They are used by drug manufacturers because they are a cost effective means of reaching thousands of drug purchasers and are used by most drug purchasers because they constitute a reasonably local, stocking source for hundreds or thousands of products from multiple manufacturers.


         Our product line is now represented by the following major top drug wholesalers; McKesson Corporation, Amerisource - Bergen and Cardinal Health. Caraco's products are now stocked by many other drug wholesalers, partly as a result of our arrangements, discussed below, with buying groups.


         A large number of buying groups of retail pharmacists, hospitals, nursing homes and other regional or functionally similar categories of drug purchasers use their members' combined purchasing power to induce drug manufacturers or other vendors to submit bid prices at which their members may individually purchase products through designated wholesalers. As part of our ongoing marketing efforts, we are pursuing arrangements with additional wholesalers and expanding our sales network of buying groups.

         Further, as part of our ongoing marketing efforts, we are pursuing arrangements to expand our business with our current distributors and a mail-order company.

         Federal and state agencies purchase a large amount of generic pharmaceutical products. All of our products are now listed for purchase at prices bid by us in the Federal Supply Schedule, the Federal Bureau of Prisons Prime Vendor Program, the Veterans Administration Prime Vendor Program, the Department of Defense and by various state agencies.

SALES AND CUSTOMERS

         Presently, we have only a small in-house sales organization comprised of 4 persons. In time as new products are added to the existing product line, we plan to expand our customer sales effort through adding additional sales personnel and/or contracting with an independent sales and marketing firm.

         Shipments to one wholesale customer accounted for approximately 35% and 17% of sales in 2001 and 2000, respectively. Balances due from this customer represented approximately 40% and 9% of accounts receivable at December 31, 2001 and 2000, respectively.

         Shipments to another wholesale customer accounted for approximately 11% and 8% of sales in 2001 and 2000, respectively. Balances due from this customer represented approximately 18% and 4% of accounts receivable at December 31, 2001 and 2000, respectively.

RESEARCH AND DEVELOPMENT

         The development of new prescription ANDA products, including formulation, stability testing and the FDA approval process, averages from two to five years. A drug is "bioequivalent" to a brand-name drug if the rate and extent of absorption of the drug are not significantly different from those of the brand-name drug. Although we perform our own stability testing, bio-equivalence is done through independent testing laboratories.

An outline of research and development expenses incurred directly by us for 2001 and 2000 follows (000's):


                                      2001         2000
                                      ----         ----
              Employee Costs          $530         $576


               Raw Materials/Supplies             131           138
               Bioequivalency Studies             132           644
               Laboratory Expenses                264           120
               Other                            2,022         1,596
                                               ------        ------
                   TOTAL                       $3,079        $3,074
                                               ======        ======

During 2001, Sun Pharmaceutical did not receive any shares of our common stock since bioequivalency studies for the 3 ANDAs transferred were not completed. Accordingly, the research and development expenses shown above for 2001 do not include the non-cash cost of the products transferred by Sun Pharmaceutical to us as compared to non-cash expenses of $221,000 during 2000.


         Information with respect to three research and development projects in 2002 are presented below:



PROJECT INFORMATION - PRODUCT A



COSTS INCURRED ON PRODUCT A             NATURE, TIMING AND COSTS            RISKS AND UNCERTAINTIES             PERIOD IN WHICH
DRUG FOR HEART FAILURE AND              TO COMPLETE PROJECT AND             OF NOT COMPLETING                   NET CASH INFLOWS
ARTERIAL FIBRILLATOR                    ANTICIPATED DATE OF                 DEVELOPMENT ON SCHEDULE             ARE EXPECTED TO
                                        COMPLETION                          AND FINANCIAL                       COMMENCE
                                                                            CONSEQUENCES.

----------------------------------------------------------------------------------------------------------------------------------
RAW MATERIAL COST -                     THE ADDITIONAL COST FOR             PRODUCT A WAS COMPLETED             BEGINNING OF
$11,900 IN 2001                         THE PRODUCT WILL BE                 ON TIME AND AN ANDA WAS             YEAR 2004.
BIO STUDY COSTS: $86,000                APPROXIMATELY $75,000,              FILED WITH THE FDA. IF
PAID IN 2001 $174,000                   WHICH INCLUDES THE LAST             THE FDA DOES NOT APPROVE
PAID THROUGH 6-30-02                    PAYMENT FOR THE                     THE SUBMISSION, WE CAN
OTHER COSTS                             BIO-STUDY, STABILITY                EITHER RE-DO THE
                                        TESTING AND OTHER                   BIOEQUIVALENCY STUDY AND
APPROXIMATELY $40,000 AND               REGULATORY COSTS.                   INCUR ALL OF THE
$10,000 PAID IN 2001 AND                                                    REFERENCED COSTS AGAIN,
THROUGH 6-30-02,                        THE ANDA WAS SUBMITTED TO           EXCEPT FOR THE TECHNOLOGY
RESPECTIVELY, FOR                       THE FDA IN FEBRUARY 2002.           TRANSFER COSTS, OR
PREPARATION OF BATCHES                  NORMALLY, IT TAKES 12-18            DETERMINE NOT TO GO
FOR R&D, MANUFACTURING,                 MONTHS FOR APPROVAL AFTER           FORWARD.
QUALITY CONTROL, QUALITY                THE SUBMISSION OF THE
ASSURANCE, REGULATORY                   ANDA TO THE FDA.                    IF THE FDA DOES NOT
DEPARTMENTS AND FACILITY                                                    TIMELY APPROVE THE
OVERHEAD                                                                    SUBMISSION, IT MAY HAVE
                                                                            THE EFFECT OF DELAYING
TECHNOLOGY TRANSFER COST                                                    THE MARKETING OF THE
TO SUN PHARMA                                                               PRODUCT AND THEREBY CAUSE
                                                                            US TO MISS A WINDOW OF
544,000 SHARES OF COMMON                                                    OPPORTUNITY.
STOCK - $625,000 (BASED
ON PRICE OF $1.15) IN
2002.

TOTAL COST INCURRED
APPROXIMATELY $0.95
MILLION





PROJECT INFORMATION - PRODUCT B



COSTS INCURRED ON PRODUCT B        NATURE, TIMING AND COSTS               RISKS AND UNCERTAINTIES         PERIOD IN WHICH NET CASH
DRUG FOR TREATMENT OF              TO COMPLETE PROJECT AND                OF NOT COMPLETING               INFLOWS ARE EXPECTED TO
SPASTICITY                         ANTICIPATED DATE OF                    DEVELOPMENT ON SCHEDULE         COMMENCE
                                   COMPLETION                             AND FINANCIAL
                                                                          CONSEQUENCES.

------------------------------------------------------------------------------------------------------------------------------------
RAW MATERIAL COST                  THE ADDITIONAL COST FOR                PRODUCT B WAS COMPLETED         MID-YEAR 2004.
-$29,200 PAID IN 2002              THE PRODUCT WILL BE                    ON TIME AND AN ANDA WAS
THROUGH 6-30                       APPROXIMATELY $195,000,                FILED WITH THE FDA. IF
                                   WHICH INCLUDES THE LAST                THE FDA DOES NOT APPROVE
BIO STUDY COSTS $65,000            PAYMENT FOR THE                        THE SUBMISSION, WE CAN
PAID IN 2002 THROUGH 6-30          BIO-STUDY, STABILITY                   EITHER RE-DO THE
OTHER IN-HOUSE COSTS               TESTING AND OTHER                      BIOEQUIVALENCY STUDY AND
                                   REGULATORY COSTS.                      INCUR ALL OF THE OTHER
APPROXIMATELY $50,000                                                     REFERENCED COSTS AGAIN,
PAID IN 2002 THROUGH 6-30          THE ANDA WAS SUBMITTED TO              EXCEPT FOR THE TECHNOLOGY
FOR PREPARATION OF                 THE FDA IN MAY 2002.                   TRANSFER COSTS, OR
BATCHES FOR R&D,                   NORMALLY, IT TAKES 12-18               DETERMINE NOT TO GO
MANUFACTURING, QUALITY             MONTHS FOR APPROVAL AFTER              FORWARD.
CONTROL, QUALITY                   THE SUBMISSION OF THE
ASSURANCE, REGULATORY              ANDA TO THE FDA.                       IF THE FDA DOES NOT
DEPARTMENTS AND FACILITY                                                  TIMELY APPROVE THE
OVERHEAD                                                                  SUBMISSION, IT MAY HAVE
                                                                          THE EFFECT OF DELAYING
TECHNOLOGY TRANSFER COST                                                  THE MARKETING OF THE
TO SUN PHARMA                                                             PRODUCT AND THEREBY CAUSE
                                                                          US TO MISS A WINDOW OF
544,000 SHARES OF COMMON                                                  OPPORTUNITY.
STOCK - $625,000 BASED ON
PRICE OF $1.15 IN 2002.

TOTAL COST INCURRED
APPROXIMATELY $0.77
MILLION



PROJECT INFORMATION - PRODUCT C



COSTS INCURRED ON PRODUCT       NATURE, TIMING AND COSTS        RISKS AND UNCERTAINTIES         PERIOD IN WHICH NET CASH
C DRUG FOR TREATMENT OF         TO COMPLETE PROJECT AND         OF NOT COMPLETING               INFLOWS ARE EXPECTED TO
DEPRESSION                      ANTICIPATED DATE OF             DEVELOPMENT ON SCHEDULE         COMMENCE.
                                COMPLETION                      AND FINANCIAL
                                                                CONSEQUENCES.

------------------------------------------------------------------------------------------------------------------------
RAW MATERIAL COST               THE PROJECT IS                  THE PRODUCT IS ON               END OF 2004
-$117,400 PAID IN 2002          CURRENTLY UNDERGOING            SCHEDULE. IF THE
THROUGH 6-30                    BIO-EQUIVALENCY                 BIO-STUDY FAILS, WE
                                STUDIES; RESULTS ARE            WOULD HAVE TO EITHER
BIO STUDY COSTS NOTHING         EXPECTED BY THE END OF          RE-DO THE
PAID IN 2002 THROUGH 6-30       OCTOBER. WE WOULD THEN          BIO-EQUIVALENCY STUDY
OTHER IN-HOUSE COSTS            PREPARE THE ANDA                AND INCUR ALL OF THE
                                SUBMISSION TO THE FDA           ABOVE REFERENCED COSTS
APPROXIMATELY $50,000           BY THE END OF NOVEMBER          OR DETERMINE NOT TO GO
PAID IN 2002 THROUGH 6-30                                       FORWARD. THE TECHNOLOGY
FOR PREPARATION OF              THE ADDITIONAL COSTS            TRANSFER COSTS ARE NOT
BATCHES FOR R&D,                FOR THE PRODUCT WILL B          YET INCURRED.
MANUFACTURING, QUALITY          APPROXIMATELY $285,000
CONTROL, QUALITY                WHICH INCLUDES THE BIO
ASSURANCE, REGULATORY           STABILITY TESTING AND
DEPARTMENTS AND FACTORY         OTHER REGULATORY COSTS
OVERHEAD                        THIS DOES INCLUDE
                                TECHNOLOGY TRANSFER
TECHNOLOGY TRANSFER COST        SHARE COSTS WHICH
TO SUN PHARMA                   CANNOT BE ESTIMATED.

544,000 SHARES OF COMMON
STOCK TO BE ISSUED

TOTAL COST INCURRED
APPROXIMATELY $0.17
MILLION


REGULATION

         The research and development, manufacture and marketing of our products are subject to extensive regulation by the FDA and by other federal, state and local entities, which regulate, among other things, research and development activities and the testing, manufacture, labeling, storage, record keeping, advertising and promotion of pharmaceutical products.

         The Federal Food, Drug and Cosmetic Act, the Public Health Services Act, the Controlled Substances Act and other federal statutes and regulations govern or influence our business. Noncompliance with applicable requirements can result in fines and other judicially imposed sanctions, including product seizures, injunction actions and criminal prosecutions. In addition, administrative remedies can involve voluntary recall of products, and the total or partial suspension of products as well as the refusal of the government to approve pending applications or supplements to approved applications. The FDA also has the authority to withdraw approval of drugs in accordance with statutory due process procedures.

         FDA approval is required before any dosage form of any new unapproved drug, including a generic equivalent of a previously approved drug, can be marketed. All applications for FDA approval must contain information relating to product formulation, stability, manufacturing processes, packaging, labeling and quality control. To obtain FDA approval for an unapproved new drug, a prospective manufacturer must also demonstrate compliance with the FDA's current good manufacturing practices ("cGMP") regulations as well as provide substantial evidence of safety and efficacy of the drug product. Compliance with cGMP's is required at all times during the manufacture and processing of drugs. Such compliance requires a considerable amount of our time and resources in the areas of production and quality control.

         There are generally two types of applications that would be used to obtain FDA approval for pharmaceutical products:

        New Drug Application ("NDA"). Generally, the NDA procedure is required for drugs with active ingredients and/or with a dosage form, dosage strength or delivery system of an active ingredient not previously approved by the FDA. We do not expect to submit an NDA in the foreseeable future.

        Abbreviated New Drug Application ("ANDA"). The Waxman-Hatch Act established a statutory procedure for submission of ANDAs to the FDA covering generic equivalents of previously approved brand-name drugs. Under the ANDA procedure, an applicant is not required to submit complete reports of preclinical and clinical studies of safety and efficacy, but instead is required to provide bioavailability data illustrating that the generic drug formulation is bioequivalent to a previously approved drug. Bioavailability measures the rate and extent of absorption of a drug's active ingredient and its availability at the site of drug action, typically measured through blood levels. A generic drug is bioequivalent to the previously approved drug if the rate and extent of absorption of the generic drug are not significantly different from that of the previously approved brand-name drug.

         The FDA may deny an ANDA if applicable regulatory criteria are not satisfied. Product approvals may be withdrawn by the FDA if compliance with regulatory standards is not maintained or if new evidence demonstrating that the drug is unsafe or lacks efficacy for its intended uses becomes known after the product reaches the market.

         FDA policy and its stringent requirements have increased the time and expense involved in obtaining ANDA approvals and in complying with FDA's cGMP standards. The ANDA filing and approval process takes approximately 12 to 18 months. FDA approval is required before each dosage form of any new drug can be marketed. Applications for FDA approval must contain information relating to bioequivalency, product formulation, raw material suppliers, stability, manufacturing processes, packaging, labeling and quality control. FDA procedures require full-scale manufacturing equipment to be used to produce test batches for FDA approval. Validation of manufacturing processes by the FDA also is required before a company can market new products. The FDA conducts pre-approval and post-approval reviews and plant inspections to enforce these rules. Supplemental filings are required for approval to transfer products from one manufacturing site to another and may be under review for a year or more. In addition, certain products may only be approved for transfer once new bioequivalency studies are conducted.

         The Generic Drug Enforcement Act of 1992 establishes penalties for wrongdoing in connection with the development or submission of an ANDA by authorizing the FDA to permanently or temporarily bar companies or individuals from submitting or assisting in the submission of an ANDA, and to temporarily deny approval and suspend applications to market off-patent drugs. The FDA has authority to withdraw approval of an ANDA under certain circumstances and to seek civil penalties. The FDA can also significantly delay the approval of a pending ANDA under certain circumstances and to seek civil penalties. The FDA can also significantly delay the approval of a pending ANDA under its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy." Manufacturers of drugs must also comply with the FDA's cGMP standards or risk sanctions such as the suspension of manufacturing or the seizure of drug products and the FDA's refusal to approve additional ANDAs. The Drug Enforcement Agency ("DEA") conducts inspections bi-annually.

         We underwent an FDA inspection during 1999, at which time we received an FDA 483 (List of Observations). We responded to those observations and met with the Detroit District Director of the FDA. During the first quarter of 2000, the FDA conducted another inspection. We received another FDA 483, to which we responded in June 2000. In July 2000, we received a warning letter from the FDA relating to deviations and/or deficiencies in the cGMPs. The areas of concern related to record-keeping systems, testing standards, staff training and proficiency and quality systems.

         In response to the FDA 483s and warning letter, we retained the services of an FDA compliance-consulting firm in 1999 to help us address the cGMP compliance issues and develop the implementation plan to respond to the noted deficiencies and/or deviations. We responded to the FDA indicating the corrective measures and plan to rectify the deviations and deficiencies referred to above. During that time, the FDA would not approve any of our pending ANDAs. We actively undertook corrective measures to return us to compliance with cGMPs.

         We underwent FDA inspections during March and April of 2001 and we were found to be in substantial compliance with cGMPs. Although we did receive an FDA 483, we do not believe the observations are material. Subsequent to the inspection of the facility, the FDA granted its approval of 3 of our ANDA products during 2001. In May 2001, the FDA provided us with a letter waiving pre-approval inspections for the then pending ANDA submissions. During the first six months 2002, the FDA approved 3 more of our ANDAs.

         Each domestic drug product manufacturing establishment must be registered with the FDA. Establishments, like ours, handling controlled substances must be licensed by the DEA. We are licensed by both the FDA and DEA.

         We are also subject to regulation under other federal, state and local regulations regarding work place safety, environmental protection and hazardous substance controls, among others. Specifically, we are licensed by the Michigan Board of Pharmacy as a manufacturer and wholesaler of prescription drugs and as a distributor of controlled substances. We are also licensed by the Michigan Liquor Control Commission to use alcohol in the manufacture of drugs.

         We believe that we are in compliance with environmental laws.

SUPPLIERS AND MATERIALS


         The principal components used in our business are active and inactive pharmaceutical ingredients and certain packaging materials. Many of these components are available only from sole source suppliers. Development and approval of our pharmaceuticals are dependent upon our ability to procure active ingredients and certain packaging materials from FDA approved sources. Because the FDA approval process requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of a new supplier would be required if active ingredients or such packaging materials were no longer available from the specified supplier. We have been, and continue to be, actively identifying and validating alternative suppliers for our active ingredients. Our purchases of active materials are made from manufacturers in the U.S. and from abroad, including Sun Pharmaceutical. See "Sun Pharmaceutical Industries Limited", All purchases of active materials are made in U.S. Dollars.

         Although to date no significant difficulty has been encountered in obtaining components required for products and sources of supply are considered adequate, there can be no assurance that we will continue to be able to obtain components as required.

COMPETITION

         The market for generic drugs is highly competitive. There is intense competition in the generic drug industry in the United States, which is eroding price and profit margins. We compete with numerous pharmaceutical manufacturers, including both generic and brand-name manufacturers, many of which have been in business for a longer period of time than us, have a greater number of products in the market and have considerably greater financial, technical, research, manufacturing, marketing and other resources. We believe that our primary competitors are EON Labs, Inc., Ivax Pharmaceuticals, Inc., Mylan Laboratories, Inc. and Taro Pharmaceutical Industries, Ltd.


         The principal competitive factor in the generic pharmaceutical market is the ability to be the first company, or among the first companies, to introduce a generic product after the related patent expires. Other competitive factors include price, quality, methods of distribution, reputation, customer service, including maintenance of inventories for timely delivery, and breadth of product line. Approvals for new products may have a synergistic effect on a company's entire product line since orders for new products are frequently accompanied by, or bring about, orders for other products available from the same source. We believe that price is a significant competitive factor, particularly as the number of generic entrants with respect to a particular product increases. As competition from other manufacturers intensifies, selling prices typically decline. We hope to compete by selecting appropriate products, based on therapeutic segments, market sizes and number of competitors manufacturing the products, and by keeping our prices competitive and by providing reliability in the timely delivery, and in the quality, of our products.


EMPLOYEES


         As of June 30, 2002, we have 138 employees engaged in research and development, quality assurance, quality control, administration, sales and marketing, materials management, facility management and manufacturing and packing. We have approximately doubled the number of our employees when compared to June 30, 2001. As of December 31, 2001, we had 76 employees who are engaged in research and development, quality assurance, quality control, administration, sales and marketing, materials management, facility management and manufacturing and packing. We have approximately doubled the number of our employees when compared to December 31, 2000. Most of our scientific and engineering employees have had prior experience with pharmaceutical or medical products companies, including Sun Pharmaceutical. See "Sun Pharmaceutical Industries Limited". A union represents some of the employees of materials management, facility management and manufacturing and packaging departments


PRODUCT LIABILITY AND INSURANCE

         We currently have in force general and product liability insurance, with coverage limits of $5 million per incident and in the aggregate. Our insurance policies provide coverage on a claim made basis and are subject to annual renewal. Such insurance may not be available in the future on acceptable terms or at all. There can be no assurance that the coverage limits of such policies will be adequate to cover our liabilities, should they occur.

PROPERTY AND EDC FINANCING


         Pursuant to Section 108 of the Housing and Community Development Act of 1974, the EDC loaned us approximately $9.1 million in 1990 in accordance with a Development and Loan Agreement dated August 10, 1990 (the "EDC Agreement"). These funds were used to pay the direct costs of acquiring land and constructing thereon our pharmaceutical manufacturing facility and executive offices. See "Current Status," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Note 5 of Notes to Financial Statements."


         On March 1, 1994, the EDC Agreement was amended to extend the maturity date to July 1, 2002. On August 5, 1997, we restructured the loan from the EDC, pursuant to a Second Note and Modification Agreement ("Modification Agreement"), in connection with our default on such loan. Among other things, the Modification Agreement modified the previous note then in effect (the "Note") to provide that the regularly scheduled monthly payments which would otherwise be due and payable during the period from April 1, 1996 through and including January 1, 1999 (the "Deferred Payments") would be deferred until February 1, 1999. On February 1, 1999, we were required to resume making regularly scheduled monthly payments of principal and interest, together with additional payments of principal and interest in an amount sufficient to amortize the total amount of:
(i) the Deferred Payments, and (ii) accrue interest on that portion of the currently outstanding indebtedness that would have been amortized by the Deferred Payments, commencing on the date when due under the terms of the original loan agreement, at the rate set forth in the note over a period of 42 consecutive months commencing on February 1, 1999 and ending on July 1, 2002 ("Additional Payments"). In the event, however, that with respect to the first quarter of operation in which our operating income before federal income taxes plus depreciation exceeds $500,000 on the first day of the six months succeeding such quarter, the regularly scheduled payment required to be made would resume and the Additional Payments would commence, provided, however, that the Additional Payments would be reduced to the amount necessary to amortize the total of the sums set forth in (i) and (ii) above over a 42 month period commencing on the first day of the six months succeeding such quarter. During the month of December 1998 we approached the EDC regarding reconsideration of the repayment terms. We have defaulted on the Modification Agreement and have not made any of the schedule payments. We are currently renegotiating the repayment schedule with the EDC. During 2000, 2001 and 2002 to date, while we have been renegotiating with the EDC, we have paid $4.1 million to the EDC. Such payments have not brought us current in our obligations to the EDC, and such payments were made without prejudice to the rights of the EDC to exercise all remedies available to the EDC for failure to make the scheduled payments. We intend to continue to make payments to the EDC again without prejudice to the rights of the EDC.

         The mortgage is a first priority mortgage lien against the property and may not be subordinated to the lien on any other mortgage or encumbrance except as otherwise provided in the Modification Agreement. In addition, Caraco has granted EDC a continuing security interest in all of our assets, accounts, equipment, proceeds thereof, ANDAs and in the products to be provided by Sun Pharmaceutical to us under its agreement with us. In addition to other covenants, we have agreed that our capital expenditures will not exceed $2 million without the consent of the EDC and that we will not redeem any of our outstanding shares, pay any dividends with respect to our outstanding common shares or merge or consolidate with any other corporation or other entity without the prior written consent of the EDC.

THE FACILITY

         Our approximately 72,000 square foot facility, which was designed and constructed to our specifications and completed in 1992, contains our production, packaging, research and corporate office. It is on a four-acre site. The manufacturing facility has a special building and systems design, with each processing area equipped with independent zone and air handling units to provide temperature and humidity control to each room. These air handling units are designed to prevent product cross contamination through the use of pre-filter and final HEPA filter banks. All processing air quarters are maintained in a negative pressure mode using laminar airflow design. This system of airflow provides a measurable control of air borne particulate entrapment in each room. Environmental segregation of individual rooms within a particular zone is accomplished by the use of duct HEPA filter booster fan units that facilitate the isolation and confinement of room activities. These special dynamics provide an added dimension and flexibility in product selection and processing techniques. We believe the facility is suitable and adequate for our current and near term future use. We also believe that our facility is adequately covered by insurance.

EXECUTIVE OFFICERS AND DIRECTORS

         Set forth below is information concerning our executive officers and directors as of June 3, 2002:



                    NAME                          AGE                                 TITLE
------------------------------------------------------------------------------------------------------------

Dilip S. Shanghvi(1) (2)                           46       Chairman of the Board
Narendra N. Borkar(1) (3)                          61       President, Chief Executive Officer and Treasurer
Jitendra N. Doshi                                  51       Chief Operating Officer and Secretary
Robert Kurkiewicz                                  51       Senior Vice President - Technical
Sailesh T. Desai                                   47       Director
David A. Hagelstein(1) (2) (4)                     60       Director since 1995
Phyllis Harrison-Ross(4)                           65       Director since 1996
Jay F. Joliat(1) (2) (3) (4)                       45       Director since 1995
Sudhir Valia(3)                                    45       Director since 1997



(1)      Member of the executive committee.
(2)      Member of the compensation committee.
(3)      Member of the finance committee.
(4)      Member of the audit committee.

         Dilip S. Shanghvi has served as Chairman of the Board of Directors of Caraco since 1997. Mr. Shanghvi is the founder of Sun Pharmaceutical, its Managing Director since its inception in 1993, responsible for marketing, research and development and human resource development, and its Chairman since 1999. Mr. Valia is Mr. Shanghvi's brother-in-law.


         Narendra N. Borkar has served as Chief Executive Officer of Caraco since August 1997. Mr. Borkar is also the President and Treasurer of Caraco.
Mr. Borkar has been a director of Sun Pharmaceutical since 1997. From 1992 until 1997, Mr. Borkar was the head of the pharmaceutical business in India of Ciba Geigy, now Novartis, a Swiss corporation, responsible for the overall performance of the business unit including marketing, finance, technical, medical and development.

         Jitendra N. Doshi has been the Chief Operating Officer of Caraco since June 2001. Mr. Doshi commenced employment with Caraco as its Senior Vice President - Commercial in April 2001. Mr. Doshi is also the Secretary of Caraco. From September 1999 to April 2001, Mr. Doshi was employed by Sun Pharmaceutical, as General Manager - Operations. From 1991 to 1999, Mr. Doshi was Managing Director of Aqua Bearing Ltd., an auto parts manufacturer organized under the laws of the Commonwealth of India.

         Robert Kurkiewicz commenced employment with Caraco as its Vice President - Quality Assurance in November 1993 and was promoted to Sr. Vice President - Technical, October 1998.

         Sailesh T. Desai has served as a full time director of Sun Pharmaceutical, since 1999, responsible for domestic marketing of pharmaceutical formulations. From 1994 to 1998, Mr. Desai was the principal shareholder and Managing Director of Milmet Laboratories Limited, a manufacturer and marketer of ophthalmic solutions which was organized under the laws of the Commonwealth of India and merged into Sun Pharmaceutical Industries Limited in 1998.

         David A. Hagelstein has been engaged in the management of his personal real estate and business investments for the past thirty years. Mr. Hagelstein is a consultant to several companies in the pharmaceutical and medical fields.

         Phyllis Harrison-Ross a physician, has served more than 35 years in the community mental health profession. Dr. Harrison-Ross presents a remarkably diverse career as a hospital administrator, researcher, academician, public health consultant, forensic psychiatrist and public educator. Dr. Harrison-Ross trained as an adult and child psychiatrist as well as a pediatrician, and continues to lend her administrative and clinical talents to service the diverse, hard-to-reach and underserved population of New York in her private practice of Behavioral Medicine and Telepsychiatry.


         Jay F. Joliat has served as President, Chief Executive Officer and Chairman of the Board of Directors since 1988 of Joliat & Company, a private investment company involved in general securities management, venture capital, real estate and business consulting. Mr. Joliat is also Chairman of the Board, Chief Executive Officer and Treasurer since 1988 of a 14-unit restaurant operation called Sign of the Beefcarver Restaurants, Inc.


         Sudhir Valia has worked for Sun Pharmaceutical, as a full time director responsible for finance, commercial, operations, projects and quality control since April 1994. Mr. Valia is a qualified chartered accountant in India. Prior to December 1993, Mr. Valia was a chartered accountant in private practice. Mr. Shanghvi is Mr. Valia's brother-in-law.

BOARD COMMITTEES.

         The Board of Directors has an executive committee, compensation committee, finance committee and an audit committee.

         Executive Committee. This Committee exercises, in the intervals between the meetings of the Board of Directors, the powers of the Board of Directors, subject to the Michigan Business Corporation Act, as it relates to the management of the business and affairs of Caraco. The Executive Committee members receive a monthly report from management and is in continual contact with management.

         Compensation Committee. This Committee makes recommendations to the Board of Directors relating to the overall compensation arrangements for our officers and staff. It also interprets our 1993 Stock Option Plan, as amended, the 1999 Equity Participation Plan, and such other executive and employee stock options as may, from time to time, be designated by the Board of Directors. In doing so, it has the authority to designate officers, directors or key employees eligible to participate, to prescribe the terms of any award of stock options, and to make all other determinations in administering our plans.

         Finance Committee. This Committee reviews our financial structure, and make recommendations to the Board of Directors on financial, short and long term investments and business planning matters.

         Audit Committee. This Committee recommends to the Board of Directors a firm of certified public accountants to conduct audits of our accounts and affairs, reviews our accounting objectives and procedures of Caraco and the findings and reports of the independent certified public accountants, and makes such reports and recommendations to the Board of Directors as it deems appropriate.

DIRECTOR COMPENSATION

         Our Directors who are employees or who are directors and/or employees of Sun Pharmaceutical and its affiliates do not receive additional compensation for their service on our Board of Directors and its Committees. Each of our non-employee directors receives 1000 shares of our common stock for each Board of Directors or Committee meeting in which he or she participates. Non-employee directors are also reimbursed for out-of-pocket expenses incurred in connection with attending Board and Committee meetings. In addition, non-employee directors may also be awarded options for their service on the Board of Directors. On September 8, 2001, the Board of Directors granted each of Messrs. Hagelstein and Joliat and Dr. Harrison-Ross non-qualified stock options for 6,000 shares of our common stock, at an exercise price of $0.68 per share. The options are exercisable at the rate of 20% per year commencing one year from the date of grant and may be exercised until September 8, 2007.

EXECUTIVE COMPENSATION

         The following table shows, as to the Chief Executive Officer, and as to the one most highly compensated executive officer whose salary plus bonus exceeded $100,000 during the last fiscal year, information concerning all compensation paid for services to Caraco during the last three fiscal years:


                   Annual Compensation                                Long Term Compensation
                                                                           Awards             Payouts

                                                                                 Securities
   Name and Principal                              Other Annual    Restricted    Underlying      LTP           All Other
        Position         Year   Salary   Bonus     Compensation   Stock Awards    Options      Payouts       Compensation
                                 ($)      ($)         ($)             ($)           (#)          ($)             ($)
Narendra N. Borkar       2001  120,000     0           0               0             0            0            9,960(1)
Chief Executive Officer  2000  120,000     0           0               0             0            0            9,960(1)
                         1999  120,000     0           0              75(2)    200,000(3)         0            4,560(4)

Robert Kurkiewicz        2001  122,400     0           0               0        10,000(5)         0            4,560(4)
Sr. Vice President       2000  120,000     0           0               0             0            0            4,560(4)
Technical                1999  120,000     0           0              75(2)          0            0            4,560(4)

(1) $5,400 was contributed to Mr. Borkar for his retirement account and $380 per month was given for car allowance.

(2) 100 shares of restricted stock were awarded by the Board of Directors to all employees during the month of December, 1999 (with a fair market value of $0.75 per share on such date).

(3) A stock option of 200,000 shares was awarded to Mr. Borkar in June, 1999. See "Certain Transactions of Directors, Executive Officers and Certain Beneficial Holders of Caraco."

(4)    $380 per month was given for car allowance.

(5)    See "Option Grants in the Last Fiscal Year."


OPTION GRANTS IN LAST FISCAL YEAR

Stock options granted in 2001 to the named executive officers.


            (a)                    (b)                            (c)                      (d)              (e)
            Name                Number of              Individual Grants Percent      Exercise Price     Expiration
                                Securities              of Total Options Granted        Per Share           Date
                                Underlying                to All Employees in
                              Options Granted                 Fiscal Year
     Narendra N. Borkar              0                             --                       --               --

     Robert Kurkiewicz            10,000                          3.1%                    $0.80             6-4-07



AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table sets forth information for the named executive officers with regard to the aggregate stock options exercised during the year ended December 31, 2001, and the stock options held as of December 31, 2001.


          Name            Shares Acquired      Value          Number of Securities               Value of Unexercised In-
                           on Exercise        Realized        Underlying Unexercised               the-Money Options at FY-
                                                ($)           Options at FY-End (#)                     End ($) (1)
                                                            Exercisable/Unexercisable           Exercisable/Unexercisable

   Narendra N. Borkar           0                0             170,000 /180,000                       $44,100/$29,400

    Robert Kurkiewicz           0                0                39,000/36,000                         $8,190/$8,960


(1) The value is based on the difference between the exercise prices and the closing bid price of Caraco's common stock on December 31, 2001.

EMPLOYMENT AGREEMENTS

         Narendra N. Borkar, the Chief Executive Officer of Caraco, entered into an employment agreement dated September 22, 1998. The employment agreement provides Mr. Borkar with a salary at the rate of $120,000 annually, a cash bonus in an amount up to 25% of the base salary contingent upon achievement of corporate objectives, a stock bonus of 50,000 shares of Caraco common stock, a stock option of 150,000 shares, at an exercise price of $.66 per share and a car allowance of $380.00 per month. The option expires on September 22, 2004 and vests over a five-year period. On June 10, 2002, Mr. Borkar's salary was increased to $156,000 annually.

         The employment agreement is for a term of five years, however, the agreement automatically renews for successive one year periods unless terminated by Caraco or Mr. Borkar upon ninety (90) days notice. In the event Caraco terminates Mr. Borkar without cause, he will receive base salary payments, his bonus and premium payments for life and health insurance benefits for six (6) months from the date of termination. In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest. In the event of a change in control of ownership of Caraco and a significant change in Mr. Borkar's duties, then Mr. Borkar may terminate and receive a lump sum amount equal to his base salary for six (6) months. Mr. Borkar would also be entitled to immediate vesting of any stock option which would have been exercised at the close of the year during the change in control.

         Jitendra N. Doshi, the Chief Operating Officer of Caraco, entered into an employment agreement dated August 30, 2002. The employment agreement provides Mr. Doshi with a salary at the rate of $129,800 annually and a car allowance of $380.00 per month. The employment agreement is for a term of five (5) years, commencing on January 1, 2002 and ending on December 31, 2006. The Agreement automatically renews for successive one-year periods unless terminated by Caraco or Mr. Doshi upon ninety (90) days notice. In the event Caraco terminates Mr. Doshi without cause, he will receive base salary payments and his premium payments for health insurance benefits for six (6) months from the date of termination. In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest

         Robert Kurkiewicz, the Senior Vice President - Technical, entered into a five-year employment agreement on November 22, 1993 which was amended on January 1, 1999 to extend the term until January 1, 2003 and which was further amended on August 30, 2002 to extend the term until December 31, 2007. The agreement, as amended, provides Mr. Kurkiewicz' with a salary of $129,800 per year and provides for a car allowance of $380.00 per month. The agreement provides that at the end of the term, it is renewable for successive one-year terms. In the event that Caraco terminates the agreement without cause, Mr. Kurkiewicz is entitled to receive monthly base salary payments and his premium payments for health insurance benefits for six (6) months from the date of termination. In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest.

CHANGE IN CONTROL ARRANGEMENTS

         Under our 1999 Equity Participation Plan, options granted under that plan will become fully exercisable following certain changes in control of our company, such as:


    - A person, other than Sun Pharmaceutical, becomes the owner of a majority of the outstanding shares of our company;



    - A public announcement is made of a tender or exchange offer by any person, other than Sun Pharmaceutical, for 50% or more of the outstanding shares of our company;



    - The shareholders of our company approve a merger or consolidation with any other corporation or entity, unless, following the merger, the shares outstanding immediately before the merger continue to represent a majority of the outstanding shares of the surviving entity immediately following the merger;


    - Where shareholders approve a plan of complete liquidation of our company or an agreement for the sale of disposition by the company of all or substantially all of the assets of our company; or

    -    Certain changes in the composition of our Board of Directors.

STOCK OPTION PLANS

         In April 1993, our Board of Directors adopted the 1993 Stock Option Plan (the "1993 Plan"), which was approved by our shareholders in October 1993. The 1993 Plan reserved an aggregate of 550,000 shares of common stock for awards under the plan. As of June 30, 2002, incentive stock options to purchase an aggregate of 268,375 shares of common stock were outstanding under the option plan, of which 214,700 were fully vested, and a total of 281,625 shares of common stock remain available for grant. As of June 30, 2002, the outstanding options under the 1993 Plan were held by an aggregate of 15 individuals and were exercisable at prices ranging from $0.66 to $0.94 per share of common stock. None of the executive officers, except for Messrs. Borkar and Kurkiewicz have been granted options under the 1993 Plan. Mr. Borkar has been granted 150,000 incentive stock options under the 1993 Plan at an exercise price of $0.66 per share, and 120,000 of such options are currently exercisable. Mr. Kurkiewicz has been granted 65,000 incentive stock options under the 1993 Plan, at an exercise price of $0.94 per share, and 52,000 of such shares are currently exercisable.


         The 1993 Plan provides for the grant to employees of our company of options to purchase shares of common stock that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-statutory options that do not qualify as incentive stock options. This plan is administered by the Compensation Committee of our Board of Directors which determines the persons who are to receive awards, as well as the type, terms and number of shares subject to each award. Incentive stock options granted under the plan may not have an exercise price less than the fair market value of the common stock on the date of grant or, if granted to a person holding more than 10% of our voting stock, at less than 110% of fair market value. Non-statutory stock options granted under the 1993 Plan may not have an exercise price less than 85% of fair market value on the date of grant. Aside from the maximum number of shares of common stock reserved under the 1993 Plan, there is no minimum or maximum number of shares that may be subject to options under the 1993 Plan. Options generally expire when the optionees' employment or other service is terminated with us. Options generally may not be transferred, other than by will or the laws of descent and distribution, and during the lifetime of an optionee, may be exercised only by the optionee. The term of each option is fixed by the Compensation Committee at the time of grant, however incentive stock option may be exercisable only for 10 years and an incentive stock option granted to a person holding more than 10% of our voting stock may be exercisable only for 5 years. Stock options may be exercisable with either cash or shares of our common stock or other form of payment authorized by the Compensation Committee.

1999 EQUITY PARTICIPATION PLAN

         The 1999 Equity Participation Plan (the "1999 Plan") was approved by our Board of Directors on April 9, 1999, and approved by our shareholders on June 2, 1999. The 1999 Plan provides for the grant of options and/or restricted stock to employees, consultants and non-employee directors. The options may be either incentive stock options or non-qualified stock options. The 1999 Plan is administered by the Compensation Committee of our Board of Directors which determines the persons who are to receive awards, as well as the type, term and number of shares subject to each award.


         An aggregate of 3,000,000 shares of common stock have been reserved under the 1999 Plan. As of June 30, 2002, 525,000 incentive options and 18,000 non-qualified options to purchase an aggregate of 543,000 shares of common stock were outstanding under the 1999 Plan . As of June 30, 2002, 4,000 shares of restricted stock have been awarded under the 1999 Plan. As of June 30, 2002, 2,453,000 shares remain available for grant. As of June 30, 2002, the outstanding options under the plan were held by an aggregate of 36 individuals and were exercisable at prices ranging from $0.68 to $1.25 per share of common stock. No person shall receive a grant under the 1999 Plan in excess of 200,000 shares during any calendar year. Executive officers have been granted incentive stock options and or restricted stock under the 1999 Plan as follows:


         Mr. Borkar: An incentive stock option dated June 1999 to purchase 200,000 shares at an exercise price of $1.15 per share and 100 shares of common stock in December 1999;

         Mr. Doshi: An incentive stock option dated December 2001 to purchase 125,000 shares at an exercise price of $1.25 per share; and

         Mr. Kurkiewicz: An incentive stock option dated June 2001 to purchase 10,000 shares at an exercise price of $0.80 per share and 100 shares of restricted stock in December 1999.

These options are exercisable annually, as to 20% of the shares issuable thereunder, commencing one year after the date of grant.

         The option exercise price for each share covered by an option may be less than the fair market value of a share of common stock on the date of grant, however, in the case of incentive stock options or in the case of a grant to the Chief Executive Officer and the four other highest compensated executive officers, the price shall be no less than 100% of the fair market value of a share of common stock at the time such option is granted. As noted, the term of an option shall be determined by the Compensation Committee, provided however, that in the case of incentive stock options, the terms shall not be more than 10 years from the date the incentive stock option is granted.

         The Compensation Committee determines the purchase price and the other terms and conditions applicable to any restricted stock awarded to a participant in the 1999 Plan.

         See discussion above under "Change in Control Arrangements" with respect to disclosure of the 1999 Plan's provisions causing options and restricted stock granted under the plan to become fully exercisable in the event of a change in control.

OTHER OPTIONS


         We have granted additional non-qualified stock options to Hexal at $3.50 per share see "Business - Hexal-Pharma GmbH & Co., KG.".



         We have also granted additional non-qualified stock options to Jay F. Joliat, a director of Caraco, 1,026,666 at a weighted average exercise price of $2.71 per share, and to certain of his family members, 300,000 at a weighted average exercise price of $2.43 per share, and to David A. Hagelstein, a director of Caraco, 574,158 at a weighted average exercise price of $1.39 per share. Generally, such options provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends or stock splits. Options were generally granted with approximately 10 year terms.


TRANSACTIONS OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL HOLDERS OF CARACO

         The following discloses transactions during 2001 and 2000 and proposed transactions between Caraco and several of the incumbent directors, executive officers and security holders who beneficially hold in excess of five percent of our outstanding shares.

         On April 1, 2000 Messrs. Hagelstein and Joliat received 416,000 and 960,000 shares of common stock, respectively, in lieu of principal and interest on their outstanding respective promissory notes, based on a value of $1.00 per share.

         During 2000 we issued to Sun Pharmaceutical 1,088,000 shares of our common stock in exchange for two ANDAs.

         During 2001 and 2000, we purchased approximately $1,398,000 and $707,000, respectively, of our raw materials from Sun Pharmaceutical. Management believes that the terms and conditions of its agreements to purchase such raw materials are fair and comparable to those, which could have been obtained from independent parties. We intend to continue to purchase raw materials from Sun Pharmaceutical in 2002.

         In December 1999 and part of 2000, Sun Pharmaceutical made a $2.0 million secured loan to us at an annual interest rate of 10% which was repaid in May, 2000. During 2001, Sun Pharmaceutical lent an additional $2,450,000. Sun Pharmaceutical reduced the rate of interest on its loans to us from 10% to 8% per annum with an effective date of April 1, 2001. During the first quarter of 2002, Sun Pharmaceutical loaned us an additional $1,400,000 at an annual interest rate of 8%. The loans are secured.

         In December 2001, the Board extended the exercise date to December 31, 2005 with respect to options for 224,158 shares of Caraco common stock previously granted to Mr. Hagelstein. The exercise price of such options is $1.50.

         On December 20, 2001, the Board of Directors granted to Jitendra N. Doshi a qualified stock option for 125,000 shares of Caraco's common stock at an exercise price of $1.25 per share. The options are exercisable at the rate of 20% per year commencing one year from the date of grant and may be exercised until December 20, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


         The following table provides information, as of June 30, 2002, about the shareholders who are not officers or directors known to us to be the beneficial owners of more than 5% of our common stock. We relied solely on information furnished by our transfer agent, Schedule 13Ds and/or the beneficial owners listed, to provide this information.


          AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP AS OF JUNE 30, 2002

Name and Address of                          Amount and Nature of                Percent
Beneficial Owner                             Beneficial Ownership                of Class
Joliat Enterprises, LLC                           1,943,454(1)                      8.9%
36801 Woodward Avenue, Ste 300
Birmingham, MI 48009

Sun Pharmaceutical Industries Limited.           10,105,323(2)                     46.3%
SPARC, Akota Road, Akota
Vadodara, 390 020 India

C. Arnold Curry                                   1,195,447(3)                      5.5%
TTEE C. Arnold Curry Living Trust
17815 Hamilton Road
Detroit, MI 48203


(1)      See footnotes 6 and 10 under "Security Ownership of Management and
         Directors."

(2) Sun Pharmaceutical directly owns 7,657,333 shares of common stock of Caraco and beneficially owns 725,333 shares registered in the name of Sun Pharma Advanced Research Centre Pvt. Limited and 1,722,657 shares registered in the name of Sun Pharma Global Inc., affiliates of Sun Pharmaceutical. See footnotes 2 and 10 under "Security Ownership of Management and Directors."

(3) Excludes 430,000 shares of common stock owned by his wife, Cara J. Curry, as to which Mr. Curry disclaims beneficial ownership.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

         The following table contains information, as of June 30, 2002, about the number of shares of our common stock beneficially owned by incumbent directors and the executive officers named in the Summary Compensation Table and by all incumbent directors and executive officers as a group. The number of shares of common stock beneficially owned by each individual includes shares of common stock which the individual can acquire by September 20, 2002, through the exercise of any stock option or other right. Unless indicated otherwise, each individual has sole investment and voting power or shares those powers with his or her spouse with respect to the shares of common stock listed in the table.




                                                                     Amount and Nature of     Percentage of
                     Name of Beneficial Owner                        Beneficial Ownership         Class
Narendra N. Borkar(8)                                                     290,100(1)(2)           1.3%

Sailesh T. Desai(9)                                                             0(2)                *

Jitendra N. Doshi(8)                                                       2,000(3)                 *

David A. Hagelstein(10)                                                2,064,249(4)               9.2%

Phyllis Harrison-Ross                                                     11,200(5)                 *

Jay F. Joliat(10)                                                      3,332,034(6)              14.4%

Robert Kurkiewicz(8)                                                      56,013(7)                 *

Dilip S. Shanghvi(9)(10)                                                       0(2)                 *

Sudhir Valia(9)                                                                0(2)                 *

All executive officers and directors as a group                        5,755,596(2)              24.0%
(9 persons)

*        Less than 1.0% of the outstanding shares

(1) Includes stock options that are currently exercisable to purchase 240,000 shares of common stock.


(2) Excludes 10,105,323 shares of common stock owned by Sun Pharmaceutical and its affiliates. See footnote 1 under "Security Ownership of Certain Beneficial Owners" and "Transactions of Directors, Executive Officers and Certain Beneficial Holders of Caraco." Messrs. Borkar, Desai, Shanghvi and Valia are directors of, and Mr. Shanghvi, together with his associate companies, is also the majority shareholder of, Sun Pharmaceutical and, therefore, may be deemed to share investment control over the shares of common stock held by Sun Pharmaceutical and its affiliates. Each of Messrs. Borkar, Desai, Shanghvi and Valia disclaims beneficial ownership of the shares of common stock owned by Sun Pharmaceutical and its affiliates.


(3) Mr. Jitendra Doshi was elected as a member of the Board of Directors on December 15, 2001.

(4) The shares are held in trust (the "Hagelstein Trust"). Includes stock options that are currently exercisable to purchase 580,158 shares of common stock. Mr. Hagelstein's mailing address is 36801 Woodward Avenue, Suite 313, Birmingham, MI 48009. See "Transactions of Directors, Executive Officers and Certain Beneficial Holders of Caraco."


(5) Includes stock options that are currently exercisable to purchase 6,000 shares of common stock.


(6) Includes 1,943,454 shares owned by Joliat Enterprises, LLC, of which Mr. Joliat is managing partner. See "Security Ownership of Certain Beneficial Owners." Also, includes 285,714 Series A Preferred Stock convertible to common stock; and stock options that are currently exercisable to purchase 1,032,666 shares of common stock. Mr. Joliat's mailing address is 36801 Woodward Avenue, Suite 300, Birmingham, MI 48009. See "Transactions of Directors, Executive Officers and Certain Beneficial Holders of Caraco."


(7) Includes stock options that are currently exercisable to purchase 54,000 shares of common stock.

(8) The mailing address of each of these holders is 1150 Elijah McCoy Drive, Detroit, Michigan 48202.

(9) The mailing address of Sun Pharmaceutical, S. Desai, D. Shanghvi and S. Valia is Sun Pharmaceutical, SPARC, Akota Road, Akota, Vadodara - 390 020, India.

(10) Pursuant to a Voting Agreement dated August 1997, Joliat and the Hagelstein Trust have agreed not to dispose of their shares for a period of three years after August 2001 without giving Sun Pharmaceutical a right of first refusal on the sale of their respective shares, and until August 2004, not to sell their shares to any competitor, distributor or buyer or business associate of Caraco without the consent of Sun Pharmaceutical.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED SHARES

         We are authorized to issue 30,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. The following is a summary of the material terms and provisions of our capital stock. Because it is a summary, it does not include all of the information that is included in our articles of incorporation.

COMMON STOCK

         We are authorized to issue 30,000,000 shares of common stock, of which 21,823,818 shares were issued and outstanding as of June 30, 2002. Each share of our common stock entitles its holder to one vote per share. Subject to the dividend rights of the outstanding preferred stock and subject to the restrictions on dividends included in our EDC loan, holders of our common stock are entitled to receive dividends as and when declared by our Board of Directors from time to time out of funds properly available for the payment of dividends. See, however, "Dividend Policy." Subject to the liquidation rights of the preferred stock, the holders of our common stock are entitled to share pro rata in the distribution of the remaining assets of our company upon a liquidation, dissolution or winding-up. The holders of our common stock have no cumulative voting, preemptive, subscription, redemption or sinking fund rights.

PREFERRED STOCK

         We are authorized to issue 5,000,000 shares of preferred stock, of which 285,714 shares are issued and outstanding. The outstanding shares of preferred stock have been designated as Series A preferred stock. The Series A preferred stock is entitled to receive dividends at the rate of $0.21 per share, payable in cash annually. Dividends on the Series A preferred stock are cumulative. No dividend of any kind shall be paid to the holders of the common stock until cumulative dividends have been paid in full to the Series A preferred stock. Each share of Series A preferred stock may be converted by the holder thereof prior to January 1, 2004 into one share of common stock. In the event of a liquidation, dissolution or winding-up of our company, the holder of the Series A preferred stock is entitled to distributions prior to distributions to the holders of common stock in the amount of $3.50 per share. We are not permitted to redeem the Series A preferred stock. So long as any series A preferred stock is outstanding, we cannot, without the consent of the holder of the Series A preferred stock, amend or repeal our articles of incorporation and bylaws if such action would change the rights or preferences of the Series A preferred stock; authorize the issuance of any capital stock having any preference or priority superior to the Series A preferred stock or reclassify any class or series of common stock or other capital stock into shares having any preference or priority over the Series A preferred stock. Except as otherwise required by law, the holder of Series A preferred stock has no voting rights. Mr. Joliat, a director of Caraco, is the holder of the Series A preferred stock.

         Subject to the rights of the Series A preferred stock, our Board of Directors is authorized to issue, subject to the restrictions stated above, one or more additional series of preferred stock with such rights, privileges, restrictions and conditions as our Board may determine. The preferred stock, if issued, may be entitled to rank senior to our common stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding-up of our company.

OPTIONS

         As of June 30, 2002, we had outstanding options to purchase an aggregate of 2,930,199 shares of common stock at a weighted average exercise price of approximately $2.00 per share. Generally, all outstanding options provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other similar changes in our corporate structure and shares of our capital stock. Options are typically granted with approximately 6 or 10 year terms.

REGISTRATION RIGHTS

         The holders of the common stock purchased in our March through mid-May private placement were informed by us that we intended to file a registration statement to register under the Securities Act the resale of the shares of common stock they purchased pursuant to such private placement. This prospectus forms part of the registration statement which has been filed in connection therewith.

         Sun Pharmaceutical, in connection with its acquisition of 5.3 million shares of our common stock in 1997, received certain registration rights under the Securities Act. Generally, we are required to register Sun Pharmaceutical's shares of our common stock upon written notice that Sun Pharmaceutical intends to register shares having a fair market value of $500,000 or more. The expenses of such registration for the first four registrations shall be borne by us. To the extent that the expense of any subsequent registration, after the first four exceeds $50,000, the excess shall be borne by us. In addition, Sun Pharmaceutical is entitled, at our expense, to cause the registration of its shares of our common stock at any time that we register our common stock under the Securities Act. Sun Pharmaceutical has not requested us to register its shares in connection with this offering.


         Jay F. Joliat, the holder of Series A Preferred Stock is provided with certain registration rights. These include the requirement that we file a registration statement, at our expense, registering at least $2,000,000 value of such shares upon the request of 67% of the aggregate of the outstanding Series A Preferred Shares and shares of common stock. In addition, the Series A Preferred Shares are entitled, at our expense, to cause the registration of its shares of our common stock any time that we register our common stock under the Securities Act. The expenses of such registration shall be borne by us. At least 30% of the shares held by the holders of the Series A Preferred Shares must be included in such request. Mr. Joliat has not requested us to register his shares in connection with this offering.

         Hexal also has been provided registration rights to cause us, at our expense, to register two registrations with respect to shares issued to it upon exercise of its options and to cause us to register such shares at any time that we cause the registration of our shares under the Securities Act. At this time, however, Hexal has not exercised any of its options.

ANTI-TAKEOVER PROVISIONS OF MICHIGAN LAW AND OUR ARTICLES OF INCORPORATION


         There are several provisions of our articles of incorporation that may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company. These include, among others, (i) the requirement of a staggered Board of Directors, (ii) allowing the Board of Directors, when evaluating any offer of another party with respect to a tender or exchange offer for any voting capital stock of the company or to effect a "business combination" as defined, see below, in Chapter 7A of the Michigan Business Corporation Act (the "Act"), to consider the interest of our shareholders, and the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the company, and the communities in which the company conducts its business, and (iii) requiring a super majority vote, 66 2/3rds, to adopt any provision inconsistent with Chapter 7A or Chapter 7B of the Act, see below or to amend the staggered board requirements. In addition, shareholders are not entitled to cumulative voting in the election of directors. Our articles of incorporation also have authorized undesignated preferred stock which could make it possible for our Board of Directors to issue preferred stock with voting or other rights with preferences that could impede the success of any attempt to effect a change of control of our company.



         We are subject to the Act. Chapter 7A of the Act applies to certain "business combinations," defined to include a range or significant transactions such as mergers, substantial sales of assets, securities issuances, liquidation, and recapitalizations. In general, Chapter 7A requires, for any business combination with an "interested shareholder", generally a beneficial owner of 10% or more of a class of the voting capital stock: (i) an advisory statement from the Board of Directors, (ii) the approval vote of holders at least 90% of the outstanding shares of each class of voting capital stock, and (iii) the approval vote of 66 2/3% of the holders of outstanding shares of each such class, excluding those held by the interested shareholder, its "affiliates" and "associates" as defined in Chapter 7A. These requirements do not apply, however, where the interested shareholder satisfies certain "equal or similar" form of consideration and procedural requirements specified in Chapter 7A, including a requirement that the business combination not occur within five years of attainment of interested shareholder status or where our Board of Directors has approved the transaction specifically, generally or generally by type prior to the interested shareholder becoming an interested shareholder. Chapter 7A would cease to apply to us if our articles of incorporation were amended to elect not to be covered by the Chapter, but such an amendment would require the same votes for approval as the Chapter requires for approval for a business combination with an interested shareholder.



         Generally, Chapter 7B of the Act would divest any control shares in an "issuing public corporation" acquired in a "control share acquisition" of voting rights unless and until approved by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon and by the affirmative vote of the holders of a majority of such shares excluding all "interested shares." In general, a "control share acquisition" is defined, subject to certain exclusions, including an exclusion for a merger or consolidation to which the company is a party, as any acquisition of issued and outstanding "control shares." The term "interested shares" refers to shares owned or controlled as to voting power by employee-directors of the company, certain of its officers, the entity making or proposing to make the control share acquisition or its affiliates. The phrase "control shares" means shares that, when added to those already owned or controlled as to voting power by an entity, would if not for Chapter 7B, give the entity voting power in the election of directors of the company within any of three thresholds: one-fifth, one-third or a majority. An "issuing public corporation" is defined to include a corporation which has 100 or more shareholders of record, has its principal place of business or substantial assets in Michigan and satisfies certain other requirements. The company qualifies as an issuing public corporation. If a control share acquisition is approved as required by Chapter 7B, special dissenters' rights are accorded to company shareholders thereafter.


         The foregoing discussion of certain provisions of the Act is qualified in its entirety by reference to those provisions. The area of state anti-takeover law has been rapidly changing in recent years. For example, certain state statutes have been contested on the basis of federal pre-emption and other theories. Moreover, the anti-takeover laws do not completely insulate corporations from hostile takeovers and do not change existing law concerning directors' fiduciary duties to shareholders. Shareholders are therefore urged to consult their respective legal counsel regarding applicable anti-takeover laws and their effect on the company and its shareholders.

LIMITATION ON LIABILITY OF DIRECTORS AND INDEMNIFICATION

         Our articles of incorporation limit our directors' liability for breach of fiduciary duty as a director, except for liability:

    - For any breach of the director's duty of loyalty to us or our shareholders;

    - For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - For paying dividends or making other distributions in violation of the Act; or

    - For any transaction from which the director derived an improper personal benefit.

         The articles of incorporation further provide that if the Act is hereafter amended to further eliminate or limit the liability of a director, then a director shall not be liable to the fullest extent then permitted by the Act. These provisions generally do not limit liability under federal or state securities laws.

         Michigan law, and our articles of incorporation, provide that we will, in some situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person's former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney's fees. Any person is also entitled, subject to some limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Caraco pursuant to the provisions described above, or otherwise, Caraco has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, located in New York.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for Caraco by Bodman, Longley & Dahling LLP, Detroit, Michigan.

                                     EXPERTS

         The financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, included in this prospectus, have been audited by Rehmann Robson, independent auditors, as stated in their report appearing herein. This report has been included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the Public reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials also can be obtained by mail at prescribed rates from the Public Reference Section of the SEC or by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding us. The address of the SEC web site is http://www.sec.gov. The Securities Act file number for our SEC filings is 0-24676.

         We have filed a registration statement on Form SB-2 with the SEC for the common stock offered under this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

         This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make an offer, solicitation of an offer or proxy solicitation in that jurisdiction.

                     CARACO PHARMACEUTICAL LABORATORIES LTD.





                         UNAUDITED FINANCIAL STATEMENTS



            FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2001

                     CARACO PHARMACEUTICAL LABORATORIES LTD.
                             UNAUDITED BALANCE SHEET
                             -----------------------

                                                                            JUNE 30, 2002
-----------------------------------------------------------------------------------------
                                      ASSETS
Current assets
  Cash and cash equivalents                                                  $    132,604
  Accounts receivables, net of allowances of $1,347,000                         4,067,466
  Inventories                                                                   3,754,751
  Prepaid expenses and deposits                                                   277,881
                                                                             ------------
                               Total current assets                             8,232,702
                                                                             ------------

Property, plant and equipment - at cost
  Land                                                                            197,305
  Building and improvements                                                     7,126,690
  Equipment                                                                     5,198,816
  Furniture and fixtures                                                          221,495
                                                                             ------------
  Total                                                                        12,744,306
  Less: accumulated depreciation                                                5,175,449
                                                                             ------------
Net property, plant & equipment                                                 7,568,857
                                                                             ------------

                                                                             ------------
                                   Total assets                              $ 15,801,559
                                                                             ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
  Accounts payable                                                           $  1,105,189
  Accrued expenses                                                                868,347
  Technology Transfer cost payable                                              1,251,200
  Accrued interest                                                                668,961
  EDC debt classified as current                                                7,823,741
                                                                             ------------
                            Total current liabilities                          11,717,438
                                                                             ------------

Long-term liabilities
  Notes payable to stockholders                                                 9,700,000
  Loans Payable                                                                15,900,000
  Preferred stock dividends payable                                               330,000
                                                                             ------------
                           Total long-term liabilities                         25,930,000
                                                                             ------------


                                                                             ------------
                                Total liabilities                              37,647,438
                                                                             ------------

Stockholders' deficit
  Preferred stock, no par value, authorized 5,000,000 shares;                   1,000,000
   issued and outstanding, 285,714 Series A shares
  Common stock, no par value, authorized 30,000,000 shares;                    34,665,301
   issued and 21,823,818 outstanding  shares
  Subscriptions in Advance
                                                                                    7,520
  Preferred stock dividends                                                      (330,000)
  Accumulated deficit                                                         (57,188,700)
                                                                             ------------
                           Total stockholders' deficit                        (21,845,879)
                                                                             ------------

                                                                             ------------
                   Total liabilities and stockholders' deficit               $ 15,801,559
                                                                             ============

                   CARACO PHARMACEUTICAL LABORATORIES LIMITED
                       UNAUDITED STATEMENTS OF OPERATIONS


--------------------------------------------------------------------------------
                                                            SIX MONTHS ENDED
                                                                 JUNE 30
                                                         2002             2001
--------------------------------------------------------------------------------
Net Sales                                            $8,929,408     $ 1,867,330

Cost of goods sold                                    4,413,468       1,839,358
                                                     ---------------------------

Gross profit                                          4,515,940          27,972


Selling, general & administrative expenses            1,309,300       1,149,072

R&D Cost Non-cash                                     1,251,200                -

R&D Cost Other                                        1,571,502       1,237,201


Depreciation                                            227,776         254,341
                                                     ---------------------------

Operating Profit / (Loss)                               156,162      (2,612,643)
                                                     ---------------------------

Interest

  Interest expense                                     (745,982)     (1,006,343)

  Interest income                                         2,420          12,203
                                                     ---------------------------

Net Interest Expense                                   (743,562)       (994,140)
                                                     ---------------------------

Net Loss                                             $ (587,400)    $(3,606,783)
                                                     ---------------------------


Net loss per basic and diluted common share          $    (0.03)    $     (0.17)
                                                     ---------------------------

                    CARACO PHARMACEUTICAL LABORATORIES, LTD.
                       UNAUDITED STATEMENTS OF CASH FLOWS


---------------------------------------------------------------------------------
                                                        SIX MONTHS ENDED JUNE 30,
                                                            2002           2001
---------------------------------------------------------------------------------
Cash flows from operating activities:
  Net loss                                            $  (587,400)   $(3,606,783)
  Adjustments to reconcile net loss to
  net cash used in operating activities
         Depreciation                                     227,776        254,341
         Common Shares issued for compensation             34,500              -

         Common Shares to be issued for R&D Cost        1,251,200              -

  Changes in operating assets and liabilities
  which provided (used) cash:
         Accounts receivable                           (2,580,958)      (200,851)
         Inventories                                     (845,696)      (497,820)
         Prepaid expenses and deposits
                                                          (98,680)      (107,758)
         Accounts payable                                 142,288        636,645
         Accrued expenses and Interest
                                                           (8,389)       377,124
                                                      --------------------------
Net cash used in operating activities                  (2,465,359)    (3,145,102)
                                                      --------------------------

Cash flows from investing activities:
                                                      --------------------------
  Purchases of property, plant and equipment           (1,102,637)       (13,073)
                                                      --------------------------


Cash flows from financing activities:
  Proceeds from long-term debt
                                                          900,000      3,650,000

  Proceeds from Sale of Shares in Private Placement     1,692,000              -
  Advance for Stock Option Exercise                         7,520              -
  Net Short-term repayments                               (75,000)       (50,000)
  Payments to EDC                                        (465,028)      (600,000)

  Net Loans received from Shareholders                  1,400,000              -
                                                      --------------------------

Net cash provided from financing activities             3,459,492      3,000,000
                                                      --------------------------


Net decrease in cash and cash                            (108,506)      (158,176)
Cash and cash equivalents, beginning of period            241,110        186,768
                                                      --------------------------


Cash and cash equivalents, end of period              $   132,604    $    28,592
                                                      ==========================

                    CARACO PHARMACEUTICAL LABORATORIES, LTD.
                  UNAUDITED STATEMENT OF SHAREHOLDERS' DEFICIT
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001


                                                                                       PREFERRED
                                        PREFERRED STOCK            COMMON STOCK          STOCK       ACCUMULATED
                                      SHARES       AMOUNT      SHARES       AMOUNT     DIVIDENDS       DEFICIT          TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Balance at
  January 1, 2001                    285,714   $ 1,000,000   21,172,618  $ 32,955,600   $(240,000)  $(50,843,838)  $(17,128,238)

Preferred dividend                                                                        (30,000)                      (30,000)

Net loss                                                                                              (3,606,783)    (3,606,783)
                                   -----------------------------------------------------------------------------------------------

Balance at June 30, 2001             285,714     1,000,000   21,172,618    32,955,600    (270,000)   (54,450,622)   (20,765,021)
                                   ===============================================================================================

Balance at

  January 1, 2002                    285,714     1,000,000   21,173,818    32,956,051    (300,000)   (56,601,300)  $(22,945,249)

Preferred dividend                                                                        (30,000)             -        (30,000)

Issuances of common stock                                        15,000        17,250                                    17,250
  to Directors as compensation
Issuances of common stock
  under private placement                                       635,000     1,692,000                                 1,692,000
Advance for subscription for
  stock option exercise                                                         7,520                                     7,520

Net loss                                                                                                (587,400)      (587,400)
                                   -----------------------------------------------------------------------------------------------
Balance at June 30, 2002             285,714   $ 1,000,000   21,823,818   $34,672,821   $(330,000)  $(57,188,700)  $(21,845,879)
                                   ===============================================================================================

                     CARACO PHARMACEUTICAL LABORATORIES LTD.





                              FINANCIAL STATEMENTS

                                       AND

                          INDEPENDENT AUDITORS' REPORT

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                     CARACO PHARMACEUTICAL LABORATORIES LTD.

                          INDEX TO FINANCIAL STATEMENTS



                              FINANCIAL STATEMENTS


Independent Auditors' Report

Balance Sheets - December 31, 2001 and 2000

Statements of Operations for the Years Ended December 31, 2001, 2000 and 1999

Statements of Stockholders' Deficit for the Years Ended December 31, 2001, 2000
 and 1999

Statements of Cash Flows for the Years Ended December 31, 2001, 2000 and 1999

Notes to Financial Statements

                          INDEPENDENT AUDITORS' REPORT




Stockholders and Board of Directors
Caraco Pharmaceutical Laboratories Ltd.
Detroit, Michigan


We have audited the accompanying balance sheets of Caraco Pharmaceutical Laboratories Ltd. (a Michigan corporation) as of December 31, 2001 and 2000, and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Caraco Pharmaceutical Laboratories Ltd. as of December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


                                                REHMANN ROBSON



Troy, Michigan
February 13, 2002

                                BALANCE SHEETS

--------------------------------------------------------------------------------

             ASSETS                                                               DECEMBER 31
                                                                          -------------------------
                                                                            2 0 0 1       2 0 0 0
                                                                          -----------   -----------
CURRENT ASSETS
                                 Cash and cash equivalents                $   241,110   $   186,768
                                 Accounts receivable, net of allowances
                                 of $400,000
                                 ($157,000 in 2000)                         1,486,508       466,446
                                 Inventories                                2,909,055     1,411,921
                                 Prepaid expenses and deposits                179,201        63,384
                                                                          -----------   -----------

TOTAL CURRENT ASSETS                                                        4,815,874     2,128,519
                                                                          -----------   -----------

PROPERTY, PLANT AND EQUIPMENT
                                 Land                                         197,305       197,305
                                 Buildings and improvements                 6,829,377     6,784,027
                                 Equipment                                  4,407,323     4,356,478
                                 Furniture and fixtures                       207,750       195,410
                                                                          -----------   -----------

                                 Total                                     11,641,755    11,533,220
                                 Less accumulated depreciation              4,947,673     4,438,987
                                                                          -----------   -----------

NET PROPERTY, PLANT AND EQUIPMENT                                           6,694,082     7,094,233
                                                                          -----------   -----------

TOTAL ASSETS                                                              $11,509,956   $ 9,222,752
                                                                          ===========   ===========


The accompanying notes are an integral part of these financial statements.


                     LIABILITIES AND STOCKHOLDERS' DEFICIT                               DECEMBER 31
                                                                               ----------------------------
                                                                                 2 0 0 1         2 0 0 0
                                                                               ------------    ------------
CURRENT LIABILITIES
                 Accounts payable                                              $    689,233    $    561,102
                 Accounts payable, Sun Pharma                                       273,668         355,897
                 Accrued expenses                                                   296,715         247,978
                 Short-term borrowings                                               75,000          75,000
                 Notes payable to stockholders, current portion                           -          50,000
                 EDC loan payable                                                 5,380,000       6,580,000
                 Accrued interest                                                 4,140,589       3,441,011
                                                                               ------------    ------------

TOTAL CURRENT LIABILITIES                                                        10,855,205      11,310,988
                                                                               ------------    ------------

LONG-TERM LIABILITIES
                 Loans payable to financial institutions                         15,000,000       8,850,000
                 Notes payable to stockholders                                    8,300,000       5,950,000
                 Preferred stock dividends payable                                  300,000         240,000
                                                                               ------------    ------------

TOTAL LONG-TERM LIABILITIES                                                      23,600,000      15,040,000
                                                                               ------------    ------------

TOTAL LIABILITIES                                                                34,455,205      26,350,988
                                                                               ------------    ------------

COMMITMENTS AND CONTINGENCIES (NOTES 5, 9 AND 12)

STOCKHOLDERS' DEFICIT
                 Preferred stock, no par value; authorized 5,000,000 shares, issued and outstanding 285,714 Series A shares
                   (285,714 in 2000)                                              1,000,000       1,000,000
                 Common stock, no par value; authorized 30,000,000 shares,
                   issued and outstanding 21,173,818 shares
                   (21,172,618 in 2000)                                          32,956,051      32,955,601
                 Preferred stock dividends                                         (300,000)       (240,000)
                 Accumulated deficit                                            (56,601,300)    (50,843,837)
                                                                               ------------    ------------

TOTAL STOCKHOLDERS' DEFICIT                                                     (22,945,249)    (17,128,236)
                                                                               ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                    $ 11,509,956    $  9,222,752
                                                                               ============    ============

                            STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------

                                                         YEAR ENDED DECEMBER 31
                                               -----------------------------------------
                                                 2 0 0 1        2 0 0 0         1 9 9 9
                                               -----------    -----------    -----------

Net sales                                      $ 5,922,431    $ 2,377,546    $ 2,895,022

Cost of goods sold                               4,186,059      2,678,900      3,091,245
                                               -----------    -----------    -----------

GROSS PROFIT (DIFFERENTIAL)                      1,736,372       (301,354)      (196,223)

Selling, general and administrative expenses     2,680,494      2,508,737      2,159,116
Research and development costs                   3,079,804      3,295,435      6,332,390
                                               -----------    -----------    -----------

OPERATING LOSS                                  (4,023,926)    (6,105,526)    (8,687,729)
                                               -----------    -----------    -----------

OTHER INCOME (EXPENSE)
            Interest expense                    (1,748,922)    (1,555,192)    (1,085,019)
            Interest income                         15,385         38,010         32,764
                                               -----------    -----------    -----------

OTHER EXPENSE - NET                             (1,733,537)    (1,517,182)    (1,052,255)
                                               -----------    -----------    -----------

NET LOSS                                       $(5,757,463)   $(7,622,708)   $(9,739,984)
                                               ===========    ===========    ===========

NET LOSS PER BASIC AND DILUTED
  COMMON SHARE                                 $     (0.29)   $     (0.39)   $     (0.58)
                                               ===========    ===========    ===========

                      STATEMENTS OF STOCKHOLDERS' DEFICIT



                                   PREFERRED STOCK              COMMON STOCK            PREFERRED
                              -----------------------   ---------------------------       STOCK         ACCUMULATED
                               SHARES       AMOUNT         SHARES          AMOUNT       DIVIDENDS         DEFICIT          TOTAL
                              --------   ------------  ------------    ------------    ------------    ------------   --------------
Balances at
  January 1, 1999              285,714   $  1,000,000    14,528,000    $ 29,025,840    $   (120,000)   $(33,481,145)  $  (3,575,305)
Preferred stock dividends            -              -             -               -         (60,000)              -         (60,000)
Issuance of shares via
  private placement                  -              -       412,362         396,000               -               -         396,000
Shares issued to directors
in lieu of compensation              -              -         2,600           2,959               -               -           2,959
Shares issued to employees
  in lieu of compensation            -              -         4,000           3,000               -               -           3,000
Issuance of shares
  to Sun Pharma                      -              -     3,609,333       1,804,666               -               -       1,804,666

Net loss                             -              -             -               -               -      (9,739,984)     (9,739,984)
                              --------   ------------  ------------    ------------    ------------    ------------   -------------

Balances at
  December 31, 1999            285,714      1,000,000    18,556,295      31,232,465        (180,000)    (43,221,129)    (11,168,664)
Preferred stock dividends            -              -             -               -         (60,000)              -         (60,000)
Shares issued in exchange
  for services                       -              -       120,990         103,496               -               -         103,496
Shares issued in exchange
  for retirement of debt             -              -     1,390,000       1,390,000               -               -       1,390,000
Issuance of shares
  to Sun Pharma                      -              -     1,105,333         229,640               -               -         229,640

Net loss                             -              -             -               -               -      (7,622,708)     (7,622,708)
                              --------   ------------  ------------    ------------    ------------    ------------   -------------

Balances at
  December 31, 2000            285,714      1,000,000    21,172,618      32,955,601        (240,000)    (50,843,837)    (17,128,236)

Preferred stock dividends                                                                   (60,000)                        (60,000)
Shares issued in lieu
  of compensation                    -              -         1,200             450               -               -             450

Net loss                             -              -             -               -               -      (5,757,463)     (5,757,463)
                              --------   ------------  ------------    ------------    ------------    ------------   -------------

Balances at

  December 31, 2001            285,714   $  1,000,000    21,173,818    $ 32,956,051    $   (300,000)   $(56,601,300)  $ (22,945,249)
                              ========   ============  ============    ============    ============    ============   =============


The accompanying notes are an integral part of these financial statements.

                            STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31
                                                     -----------------------------------------
                                                       2 0 0 1        2 0 0 0        1 9 9 9
                                                     -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                            $(5,757,463)   $(7,622,708)   $(9,739,984)
 Adjustments to reconcile net loss to
   net cash used in operating activities
  Depreciation                                           508,682        574,442        576,182
  Common shares issued to satisfy interest expense             -         86,000        119,043
  Common shares issued in exchange for
    product formula                                            -        229,640      1,804,666
  Common shares issued in lieu of compensation               450         17,496          5,959
  Changes in operating assets and liabilities
    which provided (used) cash:
      Accounts receivable                             (1,020,062)      (102,258)       109,002
      Inventories                                     (1,497,134)       293,171       (435,549)
      Prepaid expenses and deposits                     (115,817)        13,951         (7,603)
      Accounts payable                                    45,902       (614,134)       682,817
      Accrued expenses and interest                      748,315        681,108      1,196,858
                                                     -----------    -----------    -----------
NET CASH USED IN OPERATING ACTIVITIES                 (7,087,127)    (6,443,292)    (5,688,609)
                                                     -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of property, plant and equipment             (108,531)      (215,459)      (360,448)
                                                     -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from bank term loans                         6,150,000      8,850,000              -
 Net short-term borrowings                                     -         75,000              -
 Net borrowings (repayments) on loans
   from stockholders                                   2,300,000       (225,000)     5,275,000
 Repayments of EDC loan                               (1,200,000)    (2,300,000)             -
 Proceeds from issuance of common stock                        -              -        396,000
                                                     -----------    -----------    -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES              7,250,000      6,400,000      5,671,000
                                                     -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                        54,342       (258,751)      (378,057)
Cash and cash equivalents, beginning of year             186,768        445,519        823,576
                                                     -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR               $   241,110    $   186,768    $   445,519
                                                     ===========    ===========    ===========

The accompanying notes are an integral part of these financial statements.

                     CARACO PHARMACEUTICAL LABORATORIES LTD.


                         NOTES TO FINANCIAL STATEMENTS



1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION AND NATURE OF BUSINESS

         Caraco Pharmaceutical Laboratories Ltd. ("Caraco" or the "Corporation") was established in Detroit, Michigan to develop, manufacture and market generic and private label prescription and over-the-counter pharmaceuticals in the United States. The process of developing a line of proprietary drugs requires approvals by the Food and Drug Administration (FDA) of Abbreviated New Drug Applications (ANDA). The Corporation's present product portfolio consists of a limited number of products in certain strengths and package sizes. The Corporation's drugs relate to a variety of therapeutic segments including the central nervous system, cardiology, pain management and diabetes. While other ANDA build-ups have proceeded, the Corporation has generated relatively limited sales revenue through December 31, 2001.

         Over the years, significant sources of funding for the Corporation have been received from private placement offerings, stockholder and financial institution loans and debt financing from the Economic Development Corporation of the City of Detroit (the "EDC"), which loaned approximately $9.1 million to the Corporation in accordance with a Development and Loan Agreement dated August 10, 1990 (see Note 5). During 2001 and 2000, the Corporation also obtained term loans totaling $15 million from two foreign banks.

         The Corporation and a Mumbai, India based specialty pharmaceutical manufacturing company, Sun Pharmaceutical Industries Ltd. ("Sun Pharma") completed an agreement, in 1997, whereby Sun Pharma invested $7,500,000 into the common stock of the Corporation, and is required to transfer to the Corporation the technology formula for 25 generic pharmaceutical products over a period of five years through August 2002 in exchange for 544,000 shares of Caraco common stock to be issued for each ANDA product and 181,333 shares for each DESI (Drug Efficacy Study Implementation) product. As of December 31, 2001, Sun Pharma has delivered to Caraco the formula for 13 products and owns approximately 48% of the outstanding common stock of the Corporation. In addition to Sun Pharma's equity holdings, the product and technology transfers which include various research and development activities conducted on an ongoing basis by Sun Pharma, loans made directly to and loans guaranteed on behalf of Caraco (see Note 5), in recent years Sun Pharma has also supplied Caraco with certain raw materials (see Note 4) and transferred to Detroit a number of qualified technical and management professionals having pharmaceutical experience. Furthermore, five of the eight Caraco directors are or were affiliated with Sun Pharma. Caraco is substantially dependent on the active involvement and support of Sun Pharma.

         In addition to its substantial dependence on Sun Pharma, the Corporation is subject to certain risks associated with companies in the generic pharmaceutical industry. Profitable operations are dependent on the Corporation's ability to market its products at reasonable profit margins. In addition to achieving profitable operations, the future success of the Corporation will depend, in part, on its continuing ability

                     CARACO PHARMACEUTICAL LABORATORIES LTD.


                         NOTES TO FINANCIAL STATEMENTS



         to attract and retain key employees, obtain timely approvals of its ANDAs, develop new products and continue to raise in the near term the necessary funds to keep the Corporation in business.

         GOING CONCERN ASSUMPTION

         The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

         The Corporation has never achieved sales necessary to support operations. The Corporation has, as of December 31, 2001, a stockholders' deficit of $22,945,249. Realization of a major portion of its assets is dependent upon the Corporation's ability to meet its future financing requirements and the success of future operations, the outcome of which cannot be assured. These factors raise concern about the Corporation's ability to continue as a going concern in the absence of sufficient additional funds, the achievement of profitable operations, and the sustained financial and operating support from Sun Pharma. While management has a basis to reasonably believe that Sun Pharma's substantial investment in Caraco provides Sun Pharma with sufficient economic incentive to continue to assist Caraco in developing its business, and Sun Pharma has expressed its intent to continue to support Caraco's operations in the near term, as it has done in the past, there can be no assurance that such support will, in fact, continue for a period of time sufficient to ensure Caraco's ultimate business success. For example Sun Pharma, which is subject to the prevailing regulatory process in India, may be constrained from fully pursuing its business interests outside of India. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount of liabilities that might be necessary should the Corporation be unable to continue as a going concern.

         Management's plans with regard to improving profitability, cash flows and operations include infusion of additional funding from new investors pursuant to equity offerings planned to be carried out during the first half of 2002. Management's plans also include for 2002:

         -    Continued focus on FDA compliance.

         -    Continued research and development activities.

         - Increased market share for certain existing products and recently introduced new products and enhance customer reach and satisfaction.

         - Attempt to increase the speed of introduction of new approved products to the market, such as Metformin Hydrochloride and four other pending ANDA products.

         - Achieve operational efficiencies by attaining economies of scale, cost reduction per unit, and cheaper costs for active substances acquired from competitors and/or Sun Pharma.

                     CARACO PHARMACEUTICAL LABORATORIES LTD.


                         NOTES TO FINANCIAL STATEMENTS



         - Increase the width and depth of product portfolio to serve the customers effectively.

         - Increase the number of products, as well as anticipated volume increases for existing products which, in turn, will improve manufacturing capacity utilization.

         - Considering alternative ways of increasing cash flow including developing, manufacturing and marketing ANDAs owned by Sun Pharma.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include, but are not limited to, valuation allowances for accounts receivable and the recoverability of the Corporation's property, plant and equipment.

         CASH AND CASH EQUIVALENTS

         The Corporation considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. The Corporation from time to time may have cash balances which exceed federally insured limits.

         REVENUE RECOGNITION

         Sales are recognized upon the shipment of product, which constitutes delivery to the customer and substantial performance of the Corporation's obligation to the customer. Allowances are provided for returns and price adjustments in the normal course of business based primarily upon actual historical results. Amounts billed by the Corporation, if any, in advance of performance in connection with contracts to render certain manufacturing or research and development services are deferred and then recognized upon performance of services.

         INVENTORIES

         Inventories are stated at the lower of cost determined by the first in, first-out method, or market.

         LOSS PER SHARE

         Loss per share is computed using the weighted average number of common shares outstanding during each year and considers a dual presentation and reconciliation of "basic" and "diluted" per share amounts. Diluted reflects the potential dilution of all common stock equivalents.

                     CARACO PHARMACEUTICAL LABORATORIES LTD.


                         NOTES TO FINANCIAL STATEMENTS



         At December 31, 2001, 2000 and 1999, options to purchase 2,705,199, 2,486,155 and 2,569,355 shares, respectively, were excluded from the computation of loss per share because the options' exercise prices were greater than the average market price of the common shares.

         The following table sets forth the computation of basic and diluted loss per common share.



                                           2 0 0 1       2 0 0 0       1 9 9 9
                                         -----------   -----------   -----------
Numerator:
  Loss from continuing operations        $ 5,757,463   $ 7,622,708   $ 9,739,984

  Cumulative preferred stock dividends       300,000       240,000       180,000
                                         -----------   -----------   -----------

  Loss available for common
    stockholders                           6,057,463     7,862,708     9,919,984
                                         -----------   -----------   -----------

Denominator:

  Weighted average shares outstanding
    basic and diluted                     21,173,522    19,755,021    16,725,271
                                         -----------   -----------   -----------

  Loss per basic and diluted common
    share                                $       .29   $       .39   $       .58
                                         ===========   ===========   ===========
-----------   -----------   -----------

         PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

         Depreciation is computed using the straight line method over the estimated useful lives of the related assets, which range from 5 to 40 years. Management annually reviews these assets for impairment and reasonably believes the carrying value of these assets will be recovered through cash flow from operations, assuming the Corporation is successful in continuing to operate as a going concern.

         FEDERAL INCOME TAXES

         Deferred income tax assets and liabilities are determined based on the difference between the financial statement and federal income tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. The principal difference between assets and liabilities for financial statement and federal income tax return purposes is attributable to differing depreciation methods and net operating losses.

         RESEARCH AND DEVELOPMENT COSTS

         Research and development costs are charged to expense as incurred.

                    CARACO PHARMACEUTICAL LABORATORIES LTD.

                          NOTES TO FINANCIAL STATEMENTS




         FAIR VALUES OF FINANCIAL INSTRUMENTS

         The carrying values of cash equivalents, accounts receivable, and accounts payable approximate their values due to the short-term maturities of these financial instruments. The carrying amounts of short-term borrowings, notes payable to stockholders, and loans payable approximate their fair values because the interest rates are representative of, or change with, market rates.

         The Corporation does not believe it is practicable to estimate the fair value of its note payable to the Economic Development Corporation of the City of Detroit. Management does not believe that comparable financing would currently be available on similar terms.

         COMMON STOCK ISSUED TO DIRECTORS

         Common stock is issued from time to time in lieu of cash for directors fees, and is recorded as compensation expense at the fair value on the date of issuance.

         COMMON STOCK ISSUED TO SUN PHARMA

         Common stock is issued from time to time to Sun Pharma in exchange for the formula for products delivered by Sun Pharma to the Corporation. Research and development costs are recorded based on the fair value of the shares on the date of issuance. Such costs amounted to $0, $229,640 and $1,804,666 during 2001, 2000 and 1999, respectively.

         RECENT ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, "Business Combinations." Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. During its operating history the Company has neither initiated nor completed any business combinations and, accordingly, expects that adoption of the new standard will not have an effect on the Company's financial position or results of operations.

         In June 2001, the FASB also issued Statement No. 142 "Goodwill and Other Intangible Assets" which is effective generally beginning January 1, 2002. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but, instead, tested for impairment at least annually in accordance with the provisions of Statement 142. The Company has no goodwill and, accordingly, adoption of the new standard will not impact the Company's financial statements.

         In June 2001, the FASB issued Statement No. 143 "Accounting for Asset Retirement Obligations." Statement 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost

                    CARACO PHARMACEUTICAL LABORATORIES LTD.

                          NOTES TO FINANCIAL STATEMENTS



         by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the remaining useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. Statement 143 is effective for fiscal years beginning after June 15, 2002. Adoption of this statement is not expected to impact the Company's results of operations or financial position.

         In August 2001, the FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," effective prospectively for fiscal years beginning after December 15, 2001. Statement 144 supersedes Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("Opinion 30") for the disposal of a segment of business (as previously defined under Opinion 30). The FASB issued Statement No. 144 to establish a single accounting model for long-lived assets to be disposed of by sale. Statement 144 broadens the presentation of discontinued operations in the income statement to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of an entity. Statement 144 also requires that discontinued operations be measured at the lower of the carrying amount or fair value less cost to sell, rather than net realizable value. The Company is currently evaluating the effects of adopting Statement No. 144 and at this time cannot predict whether or not its provisions will have a material impact on its financial position or results of operations.

2.       SUPPLEMENTAL CASH FLOWS INFORMATION

         NON-CASH INVESTING AND FINANCING ACTIVITIES  (SEE ALSO NOTE 7)

         The Corporation issued 1,476,000 shares of common stock during 2000 in exchange for the satisfaction of $1,390,000 principal and accrued interest on loans from stockholders. Interest expense satisfied in exchange for these shares was $86,000.

         OTHER CASH FLOWS INFORMATION

         Cash paid for interest for the years ended December 31, 2001 and 2000 was approximately $1,044,000 and $760,000, respectively. No interest payments were made during 1999.

                    CARACO PHARMACEUTICAL LABORATORIES LTD.

                          NOTES TO FINANCIAL STATEMENTS



3.       ALLOWANCES FOR DOUBTFUL ACCOUNTS RECEIVABLE

         The Corporation sells its products using customary trade terms; the resulting accounts receivable are unsecured. Accounts receivable and related allowances are summarized as follows at December 31:

                                                                     2 0 0 1                              2 0 0 0
                                                                 -------------                        -------------
Accounts receivable                                              $   1,886,508                        $     623,446
                                                                 -------------                        -------------
Allowances:
  Doubtful accounts                                                     75,000                                6,000
  Sales returns and allowances                                          42,000                               20,000
  Price adjustments                                                    283,000                              131,000
                                                                 -------------                        -------------
Total allowances                                                       400,000                              157,000
                                                                 -------------                        -------------
Accounts receivable,
   net of allowances                                             $   1,486,508                        $     466,446
                                                                 =============                        =============

4.       INVENTORIES

         Inventories consist of the following amounts at December 31:


                                                                       2 0 0 1                              2 0 0 0
                                                                 -------------                        -------------
Raw materials                                                    $   1,955,080                        $     889,742
Work in process                                                        719,729                              417,391
Finished goods                                                         234,246                              104,788
                                                                 -------------                        -------------
Total                                                            $   2,909,055                        $   1,411,921
                                                                 =============                        =============


         The principal components used in the Corporation's business are active and inactive pharmaceutical ingredients and certain packaging materials. Many of these components are available only from sole source suppliers, most of whom must be FDA approved. Qualification of a new supplier could serve to delay the manufacture of the drug involved.

         During 2001, 2000 and 1999, the Corporation purchased approximately $1,138,000, $707,000, and $397,000, respectively, of its raw materials from Sun Pharma.

         The Corporation also purchased approximately $148,785 of raw materials from an entity owned by a shareholder during 2001.

5.       DEBT (INCLUDING RELATED PARTIES)

         SHORT-TERM BORROWINGS

         Short-term borrowings consist of unsecured draws made in 2000 on a credit facility from Taurus Financial Service Limited. Principal and interest charged at 8% per annum are payable on demand.

                    CARACO PHARMACEUTICAL LABORATORIES LTD.

                          NOTES TO FINANCIAL STATEMENTS



         EDC LOAN

         Debt at December 31, 2001 includes a note payable to the Economic Development Corporation (EDC) of the City of Detroit (classified as a current obligation of $5,380,000 at December 31, 2001), plus accrued interest there on, related to funds advanced to the Corporation pursuant to a Development and Loan Agreement (the "Agreement") dated August 10, 1990, as amended. The note is collateralized by a first mortgage, effectively, on all of the Corporation's property and equipment purchased pursuant to the Agreement.

         The Corporation is in default on this debt obligation. Effective April 2, 1993, and subsequently on August 5, 1997, the Corporation and the EDC of the City of Detroit restructured the Agreement discussed above. The amendment included the deferral of scheduled principal and interest payments until February 1, 1999, at which time additional deferred principal and interest due under the terms of the original agreement were required in amounts sufficient to amortize the total deferred amount through July 2002. Additionally the amendment included a reduction in the stipulated interest rate from the inception of the loan through 1993 from 10% to 8.5%. The interest rates from 1994 through July 2002 vary from 5% to 6.4%, as described in the amendments (effective rate of 6.31% at December 31, 2001).

         As a condition of the deferral, the EDC was provided additional security on all the Corporation's existing equipment and the Corporation agreed to comply with several additional financial and operating covenants which include, limiting capital expenditures made without the consent of the EDC to under $2,000,000 during the deferral period, and abstaining from share redemption during the payment deferral period.

         During December of 1998, the Corporation approached the EDC regarding renegotiation of the repayment terms. The Corporation is currently renegotiating the repayment schedule with the EDC and, as such, has not made any of the scheduled payments.

         During 2001 and 2000, the Corporation made payments of $1,200,000 and $2,300,000, respectively, to the EDC. All payments on the EDC loan to date have been applied against the principal balance for financial reporting purposes. The Corporation continues to accrue interest. Upon the renegotiation of the debt, some amount may be required to be reclassified between accrued interest and principal. Such payments have not brought the Corporation current in its obligations to the EDC, and such payments were made without prejudice to the rights of the EDC to exercise all remedies available to the EDC for failure to make the scheduled payments. While the terms of the restructured loan are being negotiated, the Corporation intends to continue to make payments to the EDC, again without prejudice to the rights of the EDC. Upon a final agreement of the restructured terms of the loan, of which there can be no assurance, the Corporation expects to then commence making the requisite agreed upon payments.

                    CARACO PHARMACEUTICAL LABORATORIES LTD.

                          NOTES TO FINANCIAL STATEMENTS



         LOANS PAYABLE

         Loans payable to financial institutions consist of the following obligations as of December 31:


                                                                                           2 0 0 1             2 0 0 0
                                                                                     -----------------   ------------------

                  Term loan payable to ICICI Bank of India, with quarterly
                  principal payments of $625,000 commencing on December 31, 2003 and ending on September 30, 2005. Interest is adjusted
                  semi-annually and is charged at the LIBOR rate plus 140 basis points (effective rate of 3.3% at December 31, 2001), and is
                  due in quarterly installments.                                     $      5,000,000     $      5,000,000

                  $10 million term loan payable to Bank of Nova Scotia, with semi-annual principal payments of $2,500,000 commencing in
                  February 2004 and ending in September 2005. Interest is
                  charged at the LIBOR rate plus 30 basis points (effective rate of 2.2% at December 31, 2001), and is due in quarterly
                  installments. An additional annual fee is charged, based on the average outstanding balance at the LIBOR rate plus 125
                  basis points.                                                            10,000,000            3,850,000
                                                                                     ----------------     ----------------
                  Total loans payable                                                $     15,000,000     $      8,850,000
                                                                                     ================     ================


         The Corporation incurred approximately $62,500 in bank fees as stipulated in the Bank of Nova Scotia term loan during 2001 and 2000. The Corporation also incurred syndication fees during 2000 of approximately $21,000 in securing these term loans, repayment of which are guaranteed by Sun Pharma.

                     CARACO PHARMACEUTICAL LABORATORIES LTD.

                          NOTES TO FINANCIAL STATEMENTS



         STOCKHOLDER NOTES PAYABLE

         Stockholder notes payable consist of the following obligations as of December 31:


                                                                                        2 0 0 1             2 0 0 0
                                                                                    ---------------    ---------------

                  Promissory notes payable to Sun Pharma with principal balance due in October 2003 ($5,300,000) and August 2006 ($2,450,000).
                  Interest was charged at 10% per annum through March 31, 2001, then reduced to 8% thereafter, and is payable in semi-annual
                  installments.                                                     $    7,750,000     $    5,300,000

                  Promissory note payable to Sun Pharma Global, Inc., a
                  wholly-owned subsidiary of Sun Pharma, with the entire
                  principal balance due in October 2003. Interest was charged at
                  10% per annum through March 31, 2001, then reduced to 8%
                  thereafter.                                                              550,000            650,000

                  Promissory note payable to stockholder director, with interest charged at 10%, principal payments are payable installments,
                  maturing March 1, 2001.                                                        -             50,000
                                                                                    --------------     --------------
                  Total shareholder notes payable                                   $    8,300,000     $    6,000,000
                                                                                    ==============     ==============



         Notes payable to Sun Pharma and Sun Pharma Global, Inc. are subordinated to the EDC loan.

         Interest incurred on these stockholder notes amounted to $528,608, $697,363 and $477,212 in 2001, 2000 and 1999, respectively. Accrued expenses include approximately $630,000 of accrued interest payable on stockholder notes at December 31, 2001.

         Scheduled maturities of all long-term debt for each of the years succeeding December 31, 2001 are summarized as follows:

                   Year ended
                   December 31                                           Amount
                ------------------                                 -----------------
                      2002                                         $               -
                      2003                                                 6,475,000
                      2004                                                 7,500,000
                      2005                                                 6,875,000
                      2006                                                 2,450,000
                                                                   -----------------
                                                                   $      23,300,000
                                                                   =================


6.       INCOME TAXES

         At December 31, 2001 and 2000 a deferred income tax asset and related valuation allowance, attributable primarily to the net operating loss carryforwards (calculated using a 34% tax rate) of approximately $17,300,000 and $15,000,000, respectively, has been established. Changes in the

                     CARACO PHARMACEUTICAL LABORATORIES LTD.

                          NOTES TO FINANCIAL STATEMENTS



         valuation allowance were approximately $1,930,000, $1,900,000 and $3,300,000 in 2001, 2000 and 1999, respectively

         At December 31, 2001, net operating loss carryforwards of approximately $51,000,000 are available to offset future federal taxable income. Certain of the net operating losses begin to expire in 2007. The Corporation's ability to utilize the net operating loss carryforwards may be limited due to ownership changes.

7.       STOCKHOLDERS' DEFICIT

         PRIVATE PLACEMENT

         In connection with private placement offerings in 1999, the Corporation sold 412,362 shares of common stock netting $396,000. The shares were sold at prices ranging from $0.88 to $1.00 per share.

         OTHER COMMON STOCK ISSUANCES (ALSO SEE NOTE 2)

         During 2001 and 1999, the Corporation issued 1,200 and 2,600, respectively, shares of common stock to non-employee directors in exchange for services rendered. The Corporation recorded compensation expense of $450 and $3,000 in 2001 and 1999, respectively, based on the fair values of such shares on their issuance dates.

         During 2000 and 1999, the Corporation issued 1,105,333 and 3,609,333 shares of common stock, respectively, to Sun Pharma in exchange for the formula for eight ANDA and two DESI products delivered to Caraco. Such shares have been recorded as research and development expense, and have been included in the calculation of the weighted average number of common shares outstanding in the year the respective formula was delivered.

         During 2000, the Corporation issued 34,990 shares to an investor relations firm in exchange for services rendered. The Corporation recorded compensation expense of $17,496 based on the fair value of such shares on their issuance dates.

         In connection with an employment agreement entered into in 1998 with its Chief Executive Officer, the Corporation awarded a common stock bonus of 50,000 shares. Compensation expense of $3,000 was recorded during 1999 based on their fair value per share on the date of issuance.

         PREFERRED STOCK

         The Corporation has authorized 5,000,000 shares of preferred stock which are issuable in series with the terms and amounts set at the Board of Directors discretion.

                     CARACO PHARMACEUTICAL LABORATORIES LTD.

                          NOTES TO FINANCIAL STATEMENTS



         Each share of preferred stock is nonvoting and is convertible, at the option of the holder, into one share of common stock through January 1, 2004. The preferred shares require annual dividends of $0.21 per share on a cumulative basis. Accrued dividends on preferred stock at December 31, 2001 and 2000 were $300,000 and $246,000, respectively. It is not expected that such dividends will be paid in 2002 and, accordingly, the related liability is classified as a noncurrent obligation on the accompanying balance sheet.

8.       COMMON STOCK OPTIONS

         STOCK OPTION PLANS

         The Corporation maintains the 1999 Equity Participation Plan and the 1993 Stock Option Plan in which the Corporation may grant options to employees and non-employee-directors and consultants for the purchase of up to 3,550,000 shares of common stock. The exercise price of options granted may not be less than the fair value of the common stock on the date of grant. Options granted under this plan vest in annual installments, from the date of grant, over a five year period, and expire within six years from the date of the grant. Activity with respect to these options is summarized as follows:



                                       2 0 0 1                         2 0 0 0                            1 9 9 9
                                       --------------------------      -------------------------          ------------------------
                                                        Weighted                        Weighted                          Weighted
                                                        Average                         Average                           Average
                                                        Exercise                        Exercise                          Exercise
                                       Shares            Price          Shares           Price             Shares          Price
                                       -------        -----------      --------        ---------          -------         --------
Outstanding,
  beginning of year                    560,331        $      1.51       696,469        $    1.88          556,721         $   2.15

Granted                                343,000               0.96             -                -          200,000             1.15

Terminated                             (91,956)             (3.31)     (136,138)            3.38          (60,252)            1.24
                                       -------        -----------      --------        ---------          -------         --------
Outstanding, end of year               811,375        $      0.90       560,331        $    1.51          696,469         $   1.88
                                       =======        ===========       =======        =========          =======         ========

Options exercisable,
  end of year                          214,400        $      0.91       174,881        $    2.06          187,700         $   3.25
                                       =======        ===========       =======        =========          =======         ========

         Options at December 31, 2001:

                                              Options Outstanding                      Options Exercisable
                                    ------------------------------------------        ----------------------
                                                    Remaining
        Range of Exercise                          Contractual        Exercise                      Exercise
        Prices                      Shares            Life *           Price *        Shares         Price *
        -----------------           -------         ---------         -------         -------       --------


        $0.68 to $1.00              486,375         3.8 years           $0.79         161,400          $0.94
        $1.01 to $2.00              325,000         4.3 years            1.19          80,000           1.18
                                    -------         ---------           -----         -------          -----
      Total                         811,375         4.0 years           $0.95         214,400          $1.13
                                    =======         =========           =====         =======          =====

            *Weighted average

                     CARACO PHARMACEUTICAL LABORATORIES LTD.

                          NOTES TO FINANCIAL STATEMENTS



         OTHER COMMON STOCK OPTION AGREEMENTS

         The Corporation has issued other stock options outside of the 1999 and 1993 Plans. These stock options have been issued with various vesting schedules and expire at various dates through October 2006. Activity with respect to these options is summarized as follows:


                                       2 0 0 1                         2 0 0 0                            1 9 9 9
                                       --------------------------      -------------------------          ------------------------
                                                        Weighted                        Weighted                          Weighted
                                                        Average                         Average                           Average
                                                        Exercise                        Exercise                          Exercise
                                       Shares            Price          Shares           Price             Shares          Price
                                       -------        -----------      --------        ---------          -------         --------
Outstanding,
beginning of year                     2,150,824       $    2.11        2,525,824       $    2.00         2,625,824       $   3.38
Granted                                       -               -                -               -           600,000           1.40
Terminated                              (50,000)            3.5         (375,000)           1.42          (700,000)         (6.50)
                                      ---------       ---------        ---------       ---------         ---------       --------
Outstanding, end
of year                               2,100,824       $    2.10        2,150,824       $    2.11         2,525,824       $   2.00
                                      =========       =========        =========       =========         =========       ========

Options
exercisable, end of
year                                  2,100,824       $    2.10        2,150,824       $    2.18         2,525,824       $   2.07
                                      =========       =========        =========       =========         =========       ========

         Options at December 31, 2001:

                                              Options Outstanding                 Options Exercisable
                                    ------------------------------------         ---------------------
                                                   Remaining
          Range of Exercise                       Contractual   Exercise                      Exercise
          Prices                     Shares          Life *      Price *           Shares      Price *
          -----------------        ---------      -----------   --------         ---------    --------

           $0.66 to $1.00            100,000       3.0 years      $ 0.88           100,000     $ 0.88
           $1.01 to $2.00          1,024,158       3.0 years        1.44         1,024,158       1.44
           $2.01 to $3.00            666,666       4.3 years        2.63           666,666       2.63
           $3.01 to $4.00            310,000       2.4 years        3.50           310,000       3.50
                                   ---------       ---------      ------         ---------     ------
         Total                     2,100,824       3.3 years      $ 2.10         2,100,824     $ 2.10
                                   =========       =========      ======         =========     ======

              *Weighted average

         The Corporation follows the disclosure aspects of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". The Corporation continues to apply Accounting Principles Board (APB) Opinion No. 25 in accounting for its plans and accordingly, because the exercise price does not exceed the fair value on the date of grant, no compensation cost has been recognized in the financial statements for its outstanding stock options. Had stock compensation expense been determined pursuant to the methodology provided in SFAS No. 123, using the Black-Scholes option pricing model, the following weighted average assumptions for grants in 2001 and 1999 would have been employed: expected volatility of 104% and 95%, respectively, risk free interest rate of 1.7% and 5.5%, respectively, and expected lives of 6 years. The proforma effect on operations would

                     CARACO PHARMACEUTICAL LABORATORIES LTD.

                          NOTES TO FINANCIAL STATEMENTS



         have been an increase in the 2001 and 1999 net losses of approximately $265,000 and $302,000, respectively, or $0.01 per common share.

         STRATEGIC ALLIANCE STOCK OPTION ARRANGEMENT


         Pursuant to a strategic alliance formalized by an agreement for the acquisition of certain technology with a third-party pharmaceutical company ("Hexal"), the Corporation granted to Hexal, for each product
         (i) a "sign-up" option to purchase 100,000 shares of the Corporation's common stock at a price of $3.50 per share and (ii) a "product" option to purchase shares at an exercise price of $3.50 as of December 10, 1996, per share, as defined, upon the filing of an ANDA related to each of the two specified generic drugs. Such options may be exercised and payment for shares may be made only out of royalties payable by the Corporation to Hexal for sales, if any, of the related products. Hexal subsequently decided to proceed with the development of only one product. To date, there have been limited sales of the introduced product, but no options (which total approximately 85,000) have been exercised. At December 31, 2001 and 2000, royalties payable to Hexal, which are included in accrued expenses, amount to $296,715 and $157,000, respectively. As additional royalties are earned, Hexal has the right to receive additional options based on the exercise price.


9.       RELATED PARTY LEASES

         The Corporation entered into two noncancelable operating leases during 2000 with Sun Pharma, to lease production machinery. The leases each require quarterly rental payments of $4,245 and expire during 2005.

         Net rental expense on these operating leases was $33,960 and $21,225 for the years ended December 31, 2001 and 2000, respectively.

         The following is a schedule of annual future minimum lease payments required under the operating leases with remaining noncancelable lease terms in excess of one year as of December 31, 2001:

                 Year                                    Amount
                 ----                                 -------------
                 2002                                 $      33,960
                 2003                                        33,960
                 2004                                        33,960
                 2005                                        12,735
                                                      -------------
                 Total minimum payments due           $     114,615
                                                      =============

         The Corporation additionally paid Sun Pharma approximately $33,500 during 2000 for the purchase of various parts needed to operate production machinery.

                     CARACO PHARMACEUTICAL LABORATORIES LTD.

                          NOTES TO FINANCIAL STATEMENTS



10.      RETIREMENT PLAN

         The Corporation established in 2001 a deferred compensation plan qualified under Section 401(k) of the Internal Revenue Code. Under this plan, eligible employees are permitted to contribute up to the maximum allowable amount determined by the Internal Revenue Code. The Corporation may make discretionary matching and profit sharing contributions under the provisions of the Plan. No discretionary contributions were made by the Corporation during 2001.

11.      SALES AND CUSTOMERS

         MAJOR CUSTOMERS

         Shipments to one wholesale customer accounted for approximately 35%, 17% and 15% of sales in 2001, 2000 and 1999, respectively. Balances due from this customer represented approximately 40%, 9% and 10% of accounts receivable for each of the three periods ended December 31.

         Shipments to another customer accounted for approximately 11%, 8% and 11% of sales in 2001, 2000 and 1999, respectively. Balances due from this customer represented approximately 18%, 8% and 3% of accounts receivable for each of the three periods ended December 31.

         The loss of either of these customers could have a negative effect on short-term operating results.

         OTHER

         Net sales in 2001 and 1999 included approximately $250,000 and $195,000, respectively, related to contracted manufacturing activities. No contract manufacturing activities occurred during 2000.

12.      OTHER MATTERS

         EMPLOYMENT CONTRACTS

         The Corporation has employment agreements with two of its executive officers which provide for fixed annual salaries and a six month continuance including insurance benefits and immediate stock options vesting upon termination without cause. The agreement with one of the executives also provides for six-month salary and benefits continuance in the event of a change in ownership control of the Corporation and a significant change in employment duties.

         LITIGATION

         The Corporation is involved in routine litigation incidental to its business. Management believes the resolution of these matters will not materially affect the financial statements.

                                5,000,000 SHARES


                     CARACO PHARMACEUTICAL LABORATORIES LTD.


                                  COMMON STOCK

                              ---------------------

                                   PROSPECTUS

                              ---------------------

                                           , 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article XV of Caraco's articles of incorporation limit the liability of its directors. The article provides, generally, that a director shall not be personally liable to Caraco or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Caraco or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act (the "Act"), (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of Article XV. The articles of incorporation further provide that if the Act hereafter is amended to further eliminate or limit the liability of a director, then a director of Caraco, in addition to the circumstances in which a director is not personally liable as set forth in the immediately preceding sentence, shall not be liable to the fullest extent permitted by the Act, so amended. Any repeal or modification of the foregoing provisions of Article XV by the shareholders of Caraco shall not adversely affect any right of protection of a director of Caraco existing at the time of such repeal or modification.

         Article XVII of Caraco's articles of incorporation and Article VII of Caraco's bylaws provide that Caraco shall indemnify each of the directors and officers of Caraco, and may indemnify any other individual, to the fullest extent permitted by Sections 561 and 562 of the Act and as otherwise permitted by law, and shall promptly make or cause to be made any determination required by Section 564a of the Act. Article XVII of the articles of incorporation and
Article VII of the bylaws also provide that Caraco shall pay and reimburse each of the directors and officers of Caraco, and may pay and reimburse any other individual, to the fullest extent permitted by Section 564b of the Act and as otherwise permitted by law, and that Caraco shall promptly make or cause to be made any determination required by Section 564b.

         Caraco maintains an insurance policy for its directors and executive officers pursuant to which its directors and executive officers are insured against liability for certain actions in their capacity as directors and executive officers of Caraco.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Caraco's directors, officers or persons controlling Caraco pursuant to the foregoing provisions, Caraco is aware that in the opinion of the Securities and Exchange Commission that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by Caraco in connection with the issuance and distribution of the shares of common stock being registered. All such expenses are estimated except for the SEC registration fee.

SEC registration fee                                                       $    1,394
Printing expenses                                                              10,000
Fees and expenses of counsel for Caraco                                        25,000
Fees and expenses of accounts for Caraco                                       10,000
Blue sky fees and expenses                                                     10,000
Miscellaneous                                                                  10,000
                                                                           ----------
         Total                                                             $   66,394
                                                                           ----------


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         Since July 1, 1999, Caraco has issued the following securities without registration under the Securities Act.

1. In April and September 1999, we issued an aggregate of 3,609,333 shares of common stock, valued at $0.50 per share, to Sun Pharmaceutical in exchange for the formula for 6 ANDAs and 2 DESIs products. In connection with such exchange, we issued Sun Pharmaceutical an additional 17,333 shares of common stock in April, 2000.

2. In December 1999, we awarded an aggregate of 4,000 shares of common stock to certain of our employees under our 1999 Equity Participation Plan. These shares had a market price of $0.75 on the date of the award.

3. In December 2000, we issued an aggregate of 1,088,000 shares of common stock, valued at $0.23 per share, to Sun Pharmaceutical in exchange for the formula for 2 ANDAs.

4. In April 2000, we issued an aggregate of 34,990 shares of our common stock to an accredited investor, our investor relations firm, in exchange for services rendered.

5. In April 2000, we issued an aggregate of 416,000 shares of common stock to Mr. David A. Hagelstein, one of our directors, in satisfaction of an outstanding promissory note, based on a value of $1.00 per share.

6. In April 2000, we issued an aggregate of 960,000 shares of common stock to Mr. Jay F. Joliat, one of our directors, in satisfaction of an outstanding promissory note, based on a value of $1.00 per share.

7. In April 2000, we issued an aggregate of 100,000 shares of common stock to a former director in satisfaction of an outstanding promissory note, based on a value of $1.00 per share.

8. In March 2001, we issued an aggregate of 1,200 shares of common stock to certain of our non-employee directors as compensation for attendance at board and committee meetings.

9. In June 2001, we granted an option for 10,000 shares of our common stock, pursuant to the 1999 Equity Participation Plan, to Robert Kurkiewicz, one of our executive officers, at an exercise price of $0.80 per share. The options are exercisable at the rate of 20% per year commencing one year from the date of grant and may be exercised until six years from the date of grant.

10. In June 2001, we granted options to acquire 190,000 shares of common stock to 34 employees (other than those executive officers and directors noted above) pursuant to our 1993 Stock Option Plan and 1999 Equity Participation Plan. All options were granted at the market price of the shares as of the date of grant of $0.80. The options are exercisable at the rate of 20% per year commencing one year from the date of grant and may be exercised until six years from the date of grant.

11. In September 2001, we granted options relating to an aggregate of 15,000 shares of common stock to certain of our non-employee directors (Messrs. Hagelstein and Joliat and Dr. Harrison-Ross), as compensation for attendance at board and committee meetings. The exercise price of the options is $0.68 per share The options are exercisable at a rate of 20% per year commencing one year from the date of grant and may be exercised until six years from the date of grant.

12. In December 2001, we granted an option for 125,000 shares of our common stock, pursuant to the 1999 Equity Participation Plan, to Jitendra N. Doshi, one of our executive officers, at an exercise price of $1.25 per share. The options are exercisable at the rate of 20% per year commencing one year from the date of grant and may be exercised until six years from the date of grant.

13. In March 2002, we issued an aggregate of 15,000 shares of common stock to certain of our non-employee directors as compensation for attendance at board and committee meetings.

14. In March, April and part of May of 2002 we issued an aggregate of 635,000 shares of our common stock for an aggregate purchase price of $1.69 million to five accredited investors.

         No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities described above. In addition, all the above sales were made on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering and Regulation D of the Securities Act.

ITEM 27. EXHIBITS

3.1 Registrant's Amended and Restated Articles of Incorporation, as amended. (2)

3.2      Registrant's Amended and Restated Bylaws. (6)

3.3 Certificate of Amendment to the Articles of Incorporation filed February 13, 1997. (4)

3.4      Amendment to Amended and Restated Bylaws.  (10)


3.5 Certificate of Determination of Rights, Privileges and Preferences Series A Preferred Stock. (11)



3.6 Certificate of Amendment to the Articles of Incorporation filed February 10, 2000. (11)


4.1      Form of Subscription Agreement  (+)

5.1      Opinion of Bodman, Longley & Dahling LLP.  (+)

10.1 Development and Loan Agreement, dated August 10, 1990, between Registrant and The Economic Development Corporation of the City of Detroit; First Amendment thereto, dated December 3, 1990;

         Second Amendment thereto, dated April 2, 1993; and supplemental letter, dated October 26, 1993 and agreement. (1)

10.2 Amended and Restated Section 108 Guaranty Agreement, dated as of August 10, 1990, of C. Arnold Curry and Cara Jean Curry in favor of the Economic Development Corporation of the City of Detroit. (1)

10.3 Registrant's Amended and Restated Purchase Money Promissory Note, dated as of August 10, 1990, in the principal amount of $157,000, to the order of the Economic Development Corporation of the City of Detroit.
         (1)

10.4 Registrant's Amended and Restated Section 108 Note, dated August 10, 1990 in the principal amount of $9,000,000, payable to The Economic Development Corporation of the City of Detroit. (1)

10.5 Amended and Restated Purchase Money Mortgage, dated as of August 10, 1990, between Registrant as mortgagor and The Economic Development Corporation of the City of Detroit. (1)

10.6 Agreement, dated as of October 1, 1993, among Registrant, Hexal-Pharma GmbH & Co., KG, and Hexal Pharmaceuticals, Inc. (1)

10.7 Agreement, dated October 20, 1993, between Registrant and Clonmel Chemicals Co., Ltd. (1)

10.8     Form of 1993 Stock Option Plan. (1)

10.9     Employment Agreement, dated October 22, 1993, with Robert Kurkiewicz.
         (1)

10.10 Series A Preferred Stock Purchase Agreement dated November 30, 1994, with Jay F. Joliat. (2)

10.11 Joint venture agreement dated on March 11, 1996, with Sun Pharmaceutical Industries, Inc. (3)

10.12 Secured Promissory Note dated December 23, 1996 with Sun Pharma Global, Inc. (4)

10.13    Security Agreement dated December 23, 1996 with Sun Pharma Global, Inc.
         (4)

10.14 Stock Purchase Agreement by and between Caraco Pharmaceutical Laboratories, Ltd. and Sun Pharmaceutical Industries, Ltd. dated as of April 23, 1997. (5)

10.15 Products Agreement by and between Caraco Pharmaceutical Laboratories, Ltd. and Sun Pharmaceutical Industries, Ltd. dated as of April 23, 1997. (5)

10.16    Registration Rights Agreement dated as of April 1997. (5)

10.17    Stock Pledge Agreement dated as of July 28, 1997. (5)

10.18    Second Note and Mortgage Modification Agreement. (6)

10.19 Amendment to Employment Agreement of Robert Kurkiewicz dated as of April 1, 1997. (6)

10.20    Employment Agreement dated September 22, 1998 with Narendra N. Borkar.
         (7)

10.21    1999 Equity Participation Plan. (8)

10.22    Agreement between ICICI Bank and Caraco for the term loan of $5 million. (9)

10.23 Term Sheet between Bank of Nova Scotia and Caraco for the term loan of $12.5 million. (10)


10.24 Renewal to Employment Agreement of Robert Kurkiewicz dated as of January 1, 1999. (11)



10.25    Third Amendment to Employment Agreement of Robert Kurkiewicz. (11)



10.26    Employment Agreement of Jitendra N. Doshi. (11)


23.1     Consent of Rehmann Robson. (+)

23.2     Consent of Bodman, Longley & Dahling LLP (included in Exhibit 5.1)

24.1 Power of Attorney (on signature page to original Form SB-2 registration statement filed on July 3, 2002)


99.1     Escrow Agreement with Bank One Trust Company, N.A. (11)



99.2     Form of Sales Agent Agreement.  (11)

--------------------------
+ Filed herewith

         (1) Incorporated by reference from Exhibits to Registrant's Registration Statement on Form SB-2, as amended, filed on November 5, 1993, Commission File No. 33-71398C.

         (2) Incorporated by reference from Exhibits to Registrant's Form 10-KSB filed on March 1995, Commission File No. 0-24676.

         (3) Incorporated by reference from Exhibits to Registrant's Form 10-KSB filed on March 30, 1996, Commission File No. 0-24676.

         (4) Incorporated by reference from Exhibits to Registrant's Form 10-KSB filed on March 31, 1997, Commission File No. 0-24676.

         (5) Incorporated by reference from Exhibits to Registrant's Form 10-QSB filed on November 14, 1997, Commission File No. 0-24676.

         (6) Incorporated by reference from Exhibits to Registrant's Form 10-KSB filed on March 31, 1998, Commission File No. 024676.

         (7) Incorporated by reference from Exhibits to Registrant's Form 10-QSB filed on November 13, 1998, Commission File No. 0-24676.

         (8) Incorporated by reference from Exhibit A to Registrant's Proxy Statement filed on April 28, 1999, Commission File No. 0-24676.

         (9) Incorporated by reference from Exhibits to Registrant's Form 10-QSB filed on August 14, 2000, Commission File No. 0-24676.

         (10)     Filed with original Form SB-2 filed on July 3, 2002.


         (11) Filed with Pre-Effective Amendment No. 1 to form SB-2 filed on September 4, 2002.




ITEM 28. UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Pre-Effective Amendment No. 2 to registration statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Detroit, State of Michigan.



Dated:  October 4, 2002


                     CARACO PHARMACEUTICAL LABORATORIES LTD.

                     By        /s/ Narendra N. Borkar
                     ---------------------------------------
                               Narendra N. Borkar
                               Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to this registration statement on Form SB-2 was signed by the following persons in the capacities indicated, on October 4, 2002.


         Name and Signature                           Title


                  *                         Chairman of the Board
-------------------------------------
     Dilip Shanghvi

/s/ Narendra N. Borkar                      President, Chief Executive Officer,
-------------------------------------       Treasurer and Director (Principal
     Narendra N. Borkar                     Executive Officer, Principal
                                            Financial and Principal Accounting
                                            Officer)

/s/ Jitendra N. Doshi                       Chief Operating Officer and Director
-------------------------------------
     Jitendra N. Doshi

                  *                         Director
-------------------------------------
     Sailesh T. Desai

                  *                         Director
-------------------------------------
     David A. Hagelstein

                  *                         Director
-------------------------------------
     Phyllis Harrison-Ross

                  *                         Director
-------------------------------------
     Jay F. Joliat

                  *                         Director
-------------------------------------
     Sudhir Valia

/s/ Narendra N. Borkar                      Attorney-In-Fact
-------------------------------------
     Narendra N. Borkar

                     CARACO PHARMACEUTICAL LABORATORIES LTD.
      PRE-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM SB-2
                                  EXHIBIT INDEX






4.1      Form of Subscription Agreement

5.1      Opinion of Bodman, Longley & Dahling LLP.





23.1     Consent of Rehmann Robson.

23.2     Consent of Bodman, Longley & Dahling LLP (included in Exhibit 5.1).